Exhibit 10.1

Execution Version

TERM LOAN CREDIT AGREEMENT

Dated as of June 30, 2026

Among

FOX CORPORATION,

as Borrower,

THE INITIAL LENDERS NAMED HEREIN,

as Initial Lenders,

MORGAN STANLEY SENIOR FUNDING, INC.,

as Administrative Agent,

and

MORGAN STANLEY SENIOR FUNDING, INC.,

CITIBANK, N.A.,

DEUTSCHE BANK AG NEW YORK BRANCH,

GOLDMAN SACHS BANK USA

and

JPMORGAN CHASE BANK, N.A.,

as Joint Lead Arrangers and Joint Bookrunners

i

ii

Schedules

Schedule I — Commitments

Exhibits

Exhibit A — Form of Note

Exhibit B — Form of Notice of Borrowing

Exhibit C — Form of Assignment and Assumption

Exhibit D — Form of Solvency Certificate

iii

TERM LOAN CREDIT AGREEMENT

Dated as of June 30, 2026

FOX CORPORATION, a Delaware corporation (the “Borrower”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) listed on the signature pages hereof and MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent (in such capacity, the “Administrative Agent”), agree as follows:

WHEREAS, the Borrower intends to consummate the Acquisition (as defined below) in order to acquire the Acquired Business (as defined below); and

WHEREAS, the Borrower has requested that the Lenders, on the terms and conditions set forth herein, make available to the Borrower a term loan facility in an original amount of $1,000,000,000 and the Lenders are willing to do so on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquired Business” means the Target and its Subsidiaries.

“Acquisition” means the acquisition by the Borrower, directly or indirectly, of all of the outstanding equity interests of the Target pursuant to the Acquisition Agreement.

“Acquisition Agreement” that certain Agreement and Plan of Merger, dated as of June 14, 2026 (including the exhibits and schedules thereto) by and among the Borrower, Falcon Merger Sub 1, Inc., Falcon Merger Sub 2, LLC and the Target, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance therewith, so long as such amendment, restatement, amendment and restatement, supplementation or modification does not result in a failure of the condition in Section 3.02(b).

“Acquisition Agreement Representations” means the representations made by or on behalf of the Acquired Business in the Acquisition Agreement that are material to the interests of the Lenders (in their capacities as such) but only to the extent that the Borrower (or a Subsidiary thereof) has the right (taking into account any applicable cure periods) to terminate its obligations to consummate the Acquisition under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement.

“Acquisition Transactions” means (i) the Acquisition, (ii) the borrowing of the Term Loans hereunder, (iii) the issuance by the Borrower of unsecured debt or equity securities in a public or private offering to finance the Acquisition, (iv) if applicable, borrowings under the Bridge Facility to finance the Acquisition and (v) the other transactions contemplated by or related to the foregoing.

“Adjusted Operating Income” of any Person means, for any period, without duplication, Consolidated operating income, plus Consolidated depreciation expense, plus Consolidated amortization expense, plus amortization of cable distribution investments, plus all Cash Dividends received by such Person other than from Subsidiaries, plus, to the extent included in operating income, any non-cash impairments or write-offs of depreciable or amortizable assets relating to property, plant, equipment or intangible assets or impairments or write-offs of goodwill, plus equity-based or non-cash compensation charges or expenses including any such charges or expenses arising from grants of stock appreciation or similar rights, stock options, restricted stock or other rights or retention charges (including charges or expenses in respect of incentive plans), plus restructuring and impairment charges or reserves and any restructuring and impairment costs (including recruiting costs, employee severance, contract termination and management and employee transition costs); provided, that, cash restructuring and impairment charges and cash restructuring and impairment costs added back pursuant this definition shall not exceed $250.0 million in an aggregate amount for any such period; provided, further, that any non-cash charges and/or costs which become cash charges and/or costs during any period shall also be included in the calculation of such aggregate amount for any such period, plus extraordinary, unusual and non-recurring non-cash losses or costs (to the extent such losses or costs were deducted in determining Consolidated operating income in accordance with GAAP), plus Transaction Costs, plus any other nonrecurring or non-cash charges, expenses or losses (including any charges, fees and expenses incurred in connection with any issuance of Debt or equity, acquisitions (including the Acquisition and the other Acquisition Transactions), investments, restructuring activities, asset sales or divestitures permitted hereunder, whether or not successful) and minus extraordinary, unusual and non-recurring non-cash income or gains (to the extent such income or gains were included in determining Consolidated operating income in accordance with GAAP), in each case, as determined in accordance with GAAP for such period. For purposes of calculating Adjusted Operating Income for any Rolling Period in connection with the determination of compliance with Section 5.03, if during such Rolling Period any member of the Reporting Group shall have made a Material Acquisition or a Material Disposition, Adjusted Operating Income for such Rolling Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition or Material Disposition occurred on the first day of such Rolling Period.

“Administrative Agent” has the meaning specified in the preamble.

“Administrative Agent’s Account” means the account of the Administrative Agent as the Administrative Agent shall specify to the Borrower and the Lenders from time to time.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent from time to time.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person; provided, that any Person that would be an Affiliate solely by reason of the fact that a director or officer of such Person is also a director or officer of a member of the Reporting Group shall be deemed not to be an Affiliate for purposes of this definition. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 20% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agreement” means this Credit Agreement, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with Section 9.01.

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 and any similar laws, rules, and regulations of any member state of the European Union applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Commitment Fee Rate” means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s/Fitch	Applicable Commitment Fee Rate
Level 1 A / A2 / A or above	0.070
Level 2 A- / A3 / A-	0.090
Level 3 BBB+ / Baa1 / BBB+	0.110
Level 4 BBB / Baa2 / BBB	0.125
Level 5 Lower than Level 4	0.175

“Applicable Margin” means for Base Rate Loans and for Term SOFR Loans, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s/Fitch	Applicable Margin for Term SOFR Loans	Applicable Margin for Base Rate Loans
Level 1 A / A2 / A or above	0.875%	0.000%
Level 2 A- / A3 / A-	1.000%	0.000%

Public Debt Rating S&P/Moody’s/Fitch	Applicable Margin for Term SOFR Loans	Applicable Margin for Base Rate Loans
Level 3 BBB+ / Baa1 / BBB+	1.125%	0.125%
Level 4 BBB / Baa2 / BBB	1.250%	0.250%
Level 5 Lower than Level 4	1.375%	0.375%

“Arrangers” means, collectively, Morgan Stanley Senior Funding, Inc., Citibank, N.A., Deutsche Bank AG New York Branch, Goldman Sachs Bank USA and JPMorgan Chase Bank, N.A.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.07), and accepted by the Administrative Agent, in substantially the form of Exhibit C or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Assumption Agreement” has the meaning specified in Section 2.18(c)(ii).

“Attributable Debt” means, at any time, in connection with any sale and leaseback transaction, the product of (a) the net proceeds from such sale and leaseback transaction times (b) a fraction, the numerator of which is the number of days of the term of the lease relating to the property involved in such sale and leaseback transaction (without regard to any options to renew or extend such term) remaining at the date of the making of such calculation and the denominator of which is the number of days of the term of such lease measured from the first day of such term.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.08(e).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-in Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Law” means any proceeding of the type referred to in Section 6.01(f) or Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(a) the Prime Rate;

(b) 1/2 of one percent per annum above the Federal Funds Rate; or

(c) the Term SOFR for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%;

provided, that, if such rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Base Rate Loan” means a Term Loan that bears interest as provided in Section 2.07(a)(i).

“Benchmark” means, initially, with respect to any Term SOFR Loan, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to any then-current “Benchmark,” then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.08(b).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event for any applicable Benchmark, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the relevant governmental authority or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to such then-current Benchmark for syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the relevant governmental authority or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event with respect to any applicable Benchmark, the earlier of (a) the applicable Benchmark Replacement Date with respect to each Benchmark and (b) if such Benchmark Transition Event with respect to such Benchmark is a public statement or publication of information of a prospective event, the 90th day prior to the expected day of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, with respect to any applicable Benchmark, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.08 and (b) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.08.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such employee benefit plan or plan.

“Borrower” has the meaning specified in the preamble.

“Borrower Information” has the meaning specified in Section 9.08.

“Borrowing” means a borrowing consisting of Term Loans of the same Type with the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Bridge Commitment Letter” means that certain Commitment Letter, dated June 14, 2026, among the Borrower, Morgan Stanley Senior Funding, Inc. and the other financial institutions party thereto, with respect to a $12,000,000,000 senior unsecured bridge facility (as amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Bridge Facility” means the $11.0 billion “Tranche A” bridge facility set forth in the Bridge Commitment Letter.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Term SOFR Loans, the term “Business Day” shall mean a U.S. Government Securities Business Day.

“Cash Dividends” means, all dividends, all purchases, redemptions, retirements, defeasances or other acquisitions of any capital stock or shares or any warrants, rights or options to acquire such capital stock or shares, in each case to the extent paid in cash by or on behalf of the issuer thereof, all returns of capital to stockholders or shareholders as such and all returns in respect of loan stock or any similar Investment, in each case to the extent paid in cash.

“Change of Control” means either (a) the direct or indirect ownership, beneficially or of record, by any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) (but excluding any employee benefit plan of such Person or group or any entity acting in its capacity as trustee, agent or other fiduciary or administrator for such plan), other than the Permitted Holders, of more than 50% of the combined voting power of the Borrower’s then outstanding Voting Stock, or (b) during any period of 12 consecutive months, the board of directors, managers or other governing body of the Borrower shall not consist of a majority of the Continuing Directors. Notwithstanding anything to the contrary in this definition or any provision of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, (i) a Person or group shall not be deemed to beneficially own Voting Stock (x) to be acquired by such Person or group pursuant to an equity or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement or (y) solely as a result of veto or approval rights in any joint venture agreement, shareholder agreement, investor rights agreement or other similar agreement, (ii) if any group (other than a Permitted Holder) includes one or more Permitted Holders, the issued and outstanding Voting Stock of the Borrower owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of determining whether a Change of Control has occurred and (iii) a Person or group (other than Permitted Holders) will not be deemed to beneficially own Voting Stock of another Person as a result of its ownership of capital stock or other securities of such other Person’s parent entity (or related contractual rights) unless it owns more than 50% of the total voting power of the Voting Stock of such Person’s parent entity. For the avoidance of doubt, a transaction will not be deemed to involve a Change of Control if the Borrower is or becomes a direct or indirect wholly owned Subsidiary of a Person and the direct or indirect holders of the Voting Stock of such Person immediately following that transaction are substantially the same as the holders of the Voting Stock of the Borrower immediately prior to that transaction.

“Closing Date” means the first date on or after the Effective Date and prior to the Commitment Termination Date on which the conditions specified in Section 3.02 are satisfied (or waived in accordance with Section 9.01).

“Commitment” means as to any Lender (a) the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Commitment”, (b) if such Lender has become a Lender hereunder pursuant to an Assumption Agreement, the amount set forth in such Assumption Agreement or (c) if such Lender has entered into any Assignment and Assumption, the amount set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(c), as such amount may be reduced pursuant to Section 2.05 or increased pursuant to Section 2.18.

“Commitment Date” has the meaning specified in Section 2.18(b).

“Commitment Termination Date” means the earliest of (i) on the date that is five Business Days after the Termination Date (as defined in the Acquisition Agreement as in effect on June 14, 2026, as such Termination Date may be extended in accordance with Section 7.02(a) of the Acquisition Agreement as in effect on June 14, 2026 to a date not later than March 14, 2028), (ii) the consummation of the Acquisition without the use of the Term Loans, (iii) the date of termination of the Borrower’s (or the Borrower’s applicable Subsidiary’s) obligations under the Acquisition Agreement to consummate the Acquisition in accordance with its terms and (iv) the Borrower’s election to terminate all Commitments under this Agreement.

“Communications” has the meaning specified in Section 9.02(d).

“Compliance Certificate” means a certificate executed by the chief financial officer or the executive vice president of the Borrower delivered with financial statements in accordance with Section 5.01(i)(ii) and (iii) (a) stating that no Default has occurred and is continuing, (b) setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03 and (c) in the event of any change in generally accepted accounting principles used in the preparation of the financial statements delivered with such Compliance Certificate, and if necessary for determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP.

“Conforming Changes” means, with respect to the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.08 and other technical, administrative or operational matters) that the Administrative Agent, in consultation with the Borrower, decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent, in consultation with the Borrower, decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Constitutive Documents” means, as to any Person, such Person’s certificate of incorporation or registration (including, if relevant, certificates of change of name), memorandum of association, articles of association or incorporation, charter, by-laws, trust deed, partnership, joint venture or shareholders’ agreement or equivalent documents constituting such Person.

“Content” means all print, audio, visual and other content and information available for publication, distribution, broadcast, transmission or any other form of delivery for exploitation on any form of media or medium of communication, whether now known or hereafter discovered or created.

“Content Special Purpose Vehicle” means any Special Purpose Vehicle established for the sole purpose of financing, producing, distributing, acquiring, marketing, licensing, syndicating, publishing, transmission or other exploitation of Content.

“Continuing Directors” means the directors, managers or equivalent body of the Borrower on the Effective Date and each other director, manager or equivalent body, if, in each case, such other director’s, manager’s or equivalent body’s election to the board of directors, managers or other governing body of the Borrower is recommended, nominated or approved by a majority of the then Continuing Directors.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Term Loans of one Type into Term Loans of the other Type pursuant to Section 2.08 or 2.09.

“Credit Parties” has the meaning specified in Section 9.14.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all indebtedness of such Person for the deferred purchase price of property or services that would appear as a liability on the balance sheet of such Person prepared in accordance with GAAP (other than (i) payables incurred in the ordinary course of business, (ii) royalties, (iii) Programming Liabilities and (iv) any purchase price or earn-out incurred in connection with an acquisition until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP), (c) all Obligations of such Person evidenced by notes, bonds (other than performance and similar bonds), debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) the principal component of the Obligations of such Person as lessee under finance leases in accordance with GAAP, (f) all Obligations, contingent or otherwise, of such Person under banker acceptance, letter of credit, note purchase facility or other discounting arrangement or similar facilities (other than any letter of credit in support of (i) trade payables incurred in the ordinary course of business with an expiration date of not more than 180 days from the date of issuance thereof, (ii) royalties, (iii) Programming Liabilities and (iv) obligations of Disney and/or any of its Subsidiaries (other than with respect to borrowed money) in connection with the acquisition by Disney of the capital stock, assets and liabilities of Twenty-First Century Fox, Inc., a Delaware corporation, and the transactions related thereto, to the extent any such letter of credit is either undrawn or has been reimbursed), (g) all Debt of others referred to in clauses (a) through (f) above guaranteed by such Person (each, a “Debt Guaranty”); provided, that, for purposes of this Agreement the Debt of such Person shall be equal to the obligations of such Person under the applicable Debt Guaranty as and to the extent that there is a demand for payment under such Debt Guaranty, and (h) all Debt referred to in clauses (a) through (g) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt, valued at the lesser of the amount of such Debt and the fair market value of such property. Notwithstanding anything stated herein to the contrary, for the purposes of this Agreement the following shall not constitute “Debt”: (A) any Obligation owed between members of the Reporting Group, (B) any Obligation which is payable (i) by its terms in common equity securities or (ii) at the option of the Borrower or other member of the Reporting Group in common equity securities; provided, that, during a Default and at the direction of the Administrative Agent, the Borrower or member of the Reporting Group shall make such election to pay in common equity securities and (C) preferred limited liability membership interests (or equivalent interests) held by a third party, the proceeds of which are used to fund Content financing.

“Debt Guaranty” has the meaning specified in clause (g) of the definition of “Debt”.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Default Interest” has the meaning specified in Section 2.07(b).

“Defaulting Lender” means at any time, any Lender that (a) has failed to (i) fund all or any portion of its Term Loans within two Business Days of the date such Term Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Term Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any debtor relief law or a Bail-In Action, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower and each Lender.

“Disney” means The Walt Disney Company, a Delaware corporation.

“Disposition” has the meaning specified in the definition of “Material Disposition”.

“Disqualified Institution” means (i) a competitor of the Borrower that is identified as an ineligible Lender in writing by the Borrower to the Administrative Agent from time to time (or an affiliate of such competitor that is either clearly identifiable as such solely based on such affiliate’s name or identified as such in writing by the Borrower to the Administrative Agent from time to time) or (ii) an institution that is identified as an ineligible Lender in writing by the Borrower to the Administrative Agent prior to June 14, 2026. The Administrative Agent shall be permitted to post the list of Disqualified Institutions and any updates thereto to all Lenders and to provide such list to any Lender requesting the same. The Administrative Agent shall not have any responsibility or obligation to determine or monitor on an ongoing basis or enforce whether any Lender or potential Lender is a Disqualified Institution and the Administrative Agent shall have no liability with respect to any assignment or participation made to a person that is a Disqualified Institution; provided, that in no event shall any notice given pursuant to this definition apply to retroactively disqualify any Person who previously acquired and continues to hold, any Term Loans, Commitments or participations prior to the receipt of such notice or has entered into a binding agreement to acquire any Term Loan, Commitment or participation prior to the receipt of such notice (but shall disqualify such Person from taking any future assignments and participations).

“Division” has the meaning specified in Section 5.02(b).

“Dollar Equivalent” (x) with respect to Dollars, the Dollar amount thereof, and (y) of any other currency on any date means the equivalent in Dollars of such currency determined by using the quoted spot rate at which the Administrative Agent’s principal office in London offers to exchange Dollars for such currency in London at approximately 4:00 P.M. (London time) (unless otherwise indicated by the terms of this Agreement) on such date as is required pursuant to the terms of this Agreement.

“Dollars” and “$” each means the lawful currency of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which each of the conditions set forth in Section 3.01 have been satisfied (or waived in accordance with Section 9.01).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.07(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 9.07(b)(iii)).

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any applicable federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial decision or legally enforceable agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that together with the Borrower is treated as a single employer under Section 414(b) of the Code or is under common control with the Borrower within the meaning of Section 4001(a)(14) of ERISA or, solely for purposes of Section 302 of ERISA and Sections 412 and 430 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA with respect to a Plan; (e) the withdrawal by the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; (g) a determination that any Plan is in “at risk” status (within the meaning of Section 303 of ERISA); or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

“Erroneous Payment” has the meaning specified in Section 9.22(a).

“Erroneous Payment Deficiency Assignment” has the meaning specified in Section 9.22(d)(i).

“Erroneous Payment Return Deficiency” has the meaning specified in Section 9.22(d)(i).

“Erroneous Payment Subrogation Rights” has the specified in Section 9.22(e).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Events of Default” has the meaning specified in Section 6.01.

“Excess Guaranty Debt” means, at any time, the excess, if any, of the aggregate Dollar Equivalent amount of all Debt Guaranties by members of the Reporting Group of Debt of Persons which are not members of the Reporting Group, over $250.0 million (other than any Debt Guaranties in respect of obligations of Disney and/or its Subsidiaries (other than with respect to Debt for borrowed money) in connection with the acquisition by Disney of the capital stock, assets and liabilities of Twenty-First Century Fox, Inc., a Delaware corporation, and the transactions related thereto).

“Excluded Taxes” has the meaning specified in Section 2.14(a).

“Existing Debt” has the meaning specified in Section 5.02(e)(i).

“Existing Liens” has the meaning specified in Section 5.02(a)(i).

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, any intergovernmental agreement between the United States and any other jurisdiction to implement Sections 1471 through 1474 of the Internal Revenue Code (an “IGA”), and any law, regulation or other official guidance enacted in any jurisdiction implementing Sections 1471 through 1474 of the Internal Revenue Code or an IGA.

“Federal Funds Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate, or, if such rate is not so published for any day that is a Business Day, the quotations for such day on such transactions received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, that, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means that certain Fee Letter, dated as of June 14, 2026, by and between the Borrower and Morgan Stanley Senior Funding, Inc..

“Fitch” means Fitch Ratings, the credit ratings division of Fitch, Inc., or any successor to its rating agency business.

“Floor” means 0.00%.

“Foreign Subsidiary” shall mean any Subsidiary that is incorporated, organized, constituted or amalgamated under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“GAAP” has the meaning specified in Section 1.03.

“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“IGA” has the meaning specified in the definition of “FATCA”.

“Increase Date” has the meaning specified in Section 2.18(a).

“Increasing Lender” has the meaning specified in Section 2.18(b).

“Indemnified Costs” has the meaning specified in Section 9.16(a).

“Indemnified Party” has the meaning specified in Section 9.04(b).

“Initial Lenders” has the meaning specified in the preamble.

“Interest Period” means, for each Term SOFR Loan comprising part of the same Borrowing, the period commencing on the date of such Term SOFR Loan or the date of the Conversion of any Base Rate Loan into such Term SOFR Loan and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, three or six months (in each case, subject to the availability thereof), as the Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third U.S. Government Securities Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a) the Borrower may not select any Interest Period that ends after the Maturity Date;

(b) Interest Periods commencing on the same date for Term SOFR Loans comprising part of the same Borrowing shall be of the same duration;

(c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(d) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Investment” in any Person means any loans or advances to such Person, any purchase or other acquisition of a business or assets of such Person as a going concern or of any capital stock or shares, warrants, rights, options, obligations or other securities of such Person, any capital contribution to such Person or any other similar investment in such Person, including, without limitation (but without duplication), any arrangement pursuant to which the investor issues any Debt Guaranty or incurs any Debt of the type referred to in clause (i) of the definition of Debt in respect of such Person, but excluding (a) any Negative Pickup Arrangement and (b) advances made to suppliers in respect of assets purchased or services contracted for in the ordinary course of business, or the acquisition of receivables owing to any member of the Reporting Group from and the making of advances to, suppliers, producers, customers and individuals constituting the “talent” of such Person to the extent that such advance or acquisition is made (A) in the ordinary course of business of such Person and is consistent with the commercial practices of such Person prior to the date hereof or (B) is consistent with commercially reasonable practices at such time and is payable or dischargeable in accordance with customary terms.

“Lenders” means the Initial Lenders, each New Lender that shall become a party hereto pursuant to Section 2.18 and each Person that shall become a party hereto as a Lender pursuant to Section 9.07.

“Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Lending Office” in its Administrative Questionnaire delivered to the Administrative Agent or in the Assumption Agreement or the Assignment and Assumption pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement intended as a security interest, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Document” means this Agreement, the Notes and each other document designated as such by the Administrative Agent and the Borrower.

“Loan Increase” has the meaning specified in Section 2.18(a).

“Loan Parties” means a collective reference to the Borrower and any Subsidiary thereof that becomes a Loan Party pursuant to Section 5.01(j); as of the Effective Date, the only Loan Party is the Borrower.

“Margin Stock” has the meaning specified in Regulation U of the Federal Reserve Board.

“Material Acquisition” means any acquisition of assets or series of related acquisitions of assets (including by way of merger) which (a) constitutes assets comprising that portion of the common stock or other equity interests of, or all or a substantial part of the assets of any Person which results in such Person becoming a Consolidated Subsidiary of the Borrower, or a business unit or division of, any Person and (b) involves the payment of consideration by the Borrower and its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash consideration consisting of notes or other debt securities and valued at fair market value (as determined by the Borrower in good faith) in the case of other non-cash consideration) in excess of $500.0 million.

“Material Adverse Change” means any material adverse change in the business, operations, financial condition or properties of the Reporting Group taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, financial condition or properties of the Reporting Group taken as a whole, (b) the rights and remedies of the Administrative Agent or the Lenders, taken as a whole, under this Agreement or (c) the ability of the Borrower to perform its payment Obligations under this Agreement.

“Material Disposition” means any sale, lease, assignment, conveyance, transfer or other disposition (a “Disposition”) of property or series of related Dispositions of property which yields gross proceeds to the Borrower or any of its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value (as determined by the Borrower in good faith) in the case of other non-cash proceeds) in excess of $500.0 million.

“Maturity Date” means the earlier of (a) date that is the second anniversary of the Closing Date and (b) the date on which the maturity of the Term Loans is accelerated in accordance with the terms hereof; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Moody’s” means Moody’s Ratings, the credit ratings division of Moody’s Corporation, or any successor to its rating agency business.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Negative Pickup Arrangements” means arrangements entered into in the ordinary course of business for the production and/or acquisition of some or all of the rights to Content.

“New Lender” has the meaning specified in Section 2.18(b).

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Note” means a promissory note of the Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.16 in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Term Loans made by such Lender.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Obligation” means, with respect to any Person, any obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, fixed, contingent or otherwise, whether or not such claim is discharged, stayed or otherwise affected by any proceeding of the type referred to in Section 6.01(f). Without limiting the generality of the foregoing, the Obligations of the Loan Parties under this Agreement include the obligation to pay principal, interest, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and all other amounts payable by any Loan Party under this Agreement.

“Operating Income Leverage Ratio” has the meaning specified in Section 5.03.

“Other Connection Taxes” means, with respect to any recipient, Taxes imposed as a result of a former or present connection between such recipient and the jurisdiction imposing the Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Term Loan or Loan Document).

“Other Taxes” has the meaning specified in Section 2.14(b).

“Participant” has the meaning specified in Section 9.07(d).

“Participant Register” has the meaning specified in Section 9.07(d).

“Payment Recipient” has the meaning specified in Section 9.22(a).

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Content Financing” means Debt and equity financing arrangements with third parties for the financing, production, distribution, acquisition, marketing, licensing, syndication, publishing, transmission or other exploitation of Content by any Person in which any interest held by a member of the Reporting Group is held through a Content Special Purpose Vehicle and as to which no member of the Reporting Group has incurred any Debt other than through such Content Special Purpose Vehicle.

“Permitted Holders” means (a) K. Rupert Murdoch, his wife, parent or more remote forebear, children or more remote issue of a child, or brother or sister or child or more remote issue of a brother or sister or any trusts established for the benefit of one or more of the foregoing or controlled directly or indirectly by one or more of the foregoing; or (b) any Person directly or indirectly controlled by one or more of the members of the Murdoch family described in clause (a) above.

“Permitted Liens” means any of the following: (a) any Lien that arises in favor of an unpaid seller in respect of goods, plant or equipment sold and delivered to any member of the Reporting Group in the ordinary course of its business until payment of the purchase price for such goods or plant or equipment or any other goods, plant or equipment previously sold and delivered by that seller (except to the extent that such Lien secures Debt or arises otherwise than due to deferment of payment of purchase price); (b) Liens arising by operation of law and/or in the ordinary course of business, including Liens for Taxes that are either (i) not yet overdue or (ii) being contested in good faith and by appropriate proceedings and as to which appropriate reserves are being maintained in accordance with GAAP; (c) any Lien or pledge created or subsisting in the ordinary course of business over documents of title, insurance policies or sale contracts in relation to commercial goods to secure the purchase price thereof; (d) any Lien with respect to documents of title to any asset or over cash paid to purchase such asset, to the extent arising from the delivery thereof to any financial institution or firm of lawyers or title company to be held in escrow pursuant to any agreement or arrangement for the purchase or sale of such asset; provided, that, (i) such agreement or arrangement is not in respect of Debt described in clause (a) or (c) of the definition of Debt of any member of the Reporting Group, (ii) such documents of title are held in escrow only pending the satisfaction of conditions precedent to the purchase or sale of such asset and (iii) such agreement or arrangement and the related purchase or sale are not otherwise prohibited under this Agreement; (e) pledges or deposits in connection with worker’s compensation, unemployment insurance and other social security legislation, (f) Liens to secure performance bonds incurred in the ordinary course of business; (g) any Lien with respect to any asset (including, without limitation, securities, documents of title and source codes), to the extent arising from the delivery of such asset to any financial institution, firm of lawyers, title company or other entity that holds assets in escrow or custody, to be held in escrow pursuant to any agreement or arrangement granted in the ordinary course of business (including Liens on any amounts held by a trustee or other escrow agent under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof); (h) statutory Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent for a period of more than 30 days or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision has been made; (i) easements, rights of way and other encumbrances on title to real property that do not materially adversely affect the use of such property for its present purposes; (j) any banker’s right of set off or combination of accounts conferred in the ordinary course of banking arrangements and/or Liens that are contractual rights of set-off generally; (k) Liens consisting of pledges or deposits of cash or securities made to secure the performance of bids, trade contracts (other than for borrowed money), leases or subleases, statutory obligations, utilities, surety and appeal bonds and other obligations of a like nature incurred in the ordinary course of business; (l) Liens consisting of pledges or deposits of cash or securities made to secure swaps and other derivatives entered into by the Borrower or its Subsidiaries to hedge against risk arising in the ordinary course of business in connection with transactions not prohibited under this Agreement (and not entered into for speculative purposes); (m) any interest or title of a lessor or sublessor under, and Liens arising from Uniform Commercial Code financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases and subleases entered into by the Borrower or any of its Subsidiaries in the ordinary course of its business and covering only the assets so leased or subleased; and (n) licenses, sublicenses, leases or subleases of intellectual property granted in the ordinary course of business not interfering in any material respect with the business of the Borrower; provided, that, in the case of clause (a) and (c) of this definition, there is no default in the underlying obligation secured by such encumbrance or such obligation is being contested in good faith and by appropriate proceedings.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Platform” has the meaning specified in Section 9.02(d).

“Preferred Stock” means, with respect to any corporation, capital stock or shares issued by such corporation that is entitled to a preference or priority over any other capital stock or shares issued by such corporation upon any distribution of such corporation’s assets, whether by dividend or upon liquidation.

“Pro Rata Share” means, with respect to any Lender, (i) prior to the Closing Date, the percentage of the total Commitments represented by such Lender’s Commitment and (ii) on and after the Closing Date, the percentage of the total then outstanding Term Loans represented by the then-outstanding Term Loans held by such Lender.

“Programming Liabilities” means all Obligations incurred in the ordinary course of business to finance, produce, distribute, acquire, market, license, syndicate, publish, transmit or otherwise exploit Content, other than any such Obligations for Debt described in clause (a) of the definition of Debt and Debt Guaranties of such Debt.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exception may be amended from time to time.

“Prime Rate” means the rate of interest per annum last quoted by The Wall Street Journal as the “prime rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Public Debt Rating” means, as of any date, the rating that has been most recently announced by either S&P, Moody’s or Fitch, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Borrower or, if any such rating agency shall have issued more than one such rating, the lowest such rating issued by such rating agency; provided, that any such rating by Fitch shall not be considered in the determination of the Public Debt Rating until the date that is six months after the Borrower has provided irrevocable notice to the Administrative Agent to include Fitch ratings in the determination of the Public Debt Rating. For purposes of the foregoing, (a) if only one of S&P, Moody’s and, after the inclusion of Fitch in the determination of the Public Debt Rating, Fitch shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Commitment Fee Rate shall be determined by reference to the available rating; (b) if none of S&P, Moody’s or Fitch shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Commitment Fee Rate will be set in accordance with Level 5 under the definition of “Applicable Margin” or “Applicable Commitment Fee Rate”, as the case may be; (c) if, prior to inclusion of Fitch ratings in the determination of the Public Debt Rating, the ratings established by S&P and Moody’s shall fall within different levels, the Applicable Margin and the Applicable Commitment Fee Rate shall be based upon the higher rating unless such ratings differ by two or more levels, in which case the applicable level will be deemed to be one level below the higher of such levels, (d) if, after inclusion of Fitch ratings in the determination of the Public Debt Rating, the ratings established by S&P, Moody’s and Fitch shall fall within different levels, the Applicable Margin and the Applicable Commitment Fee Rate shall be based upon the ratings of two of the agencies unless each agency’s ratings is at a separate level, in which case the applicable level will be deemed to be the middle level; (e) if any rating established by S&P, Moody’s or Fitch shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (f) if S&P, Moody’s or Fitch shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P, Moody’s or Fitch, as the case may be, shall refer to the then equivalent rating by S&P, Moody’s or Fitch, as the case may be.

“Public Senior Debt” means Senior Debt of any member of the Reporting Group that is registered pursuant to a registration statement filed with the U.S. Securities and Exchange Commission or any comparable national or state regulatory or governmental body in any jurisdiction of the United States or otherwise, plus any Senior Debt that any member of the Reporting Group has issued and provided registration rights to the holders of such privately placed securities in connection with such issuance.

“Quarterly Payment Date” means the last Business Day of each of March, June, September and December, in each year, the first of which shall be the first such day after the Effective Date.

“Redeemable” means, with respect to any capital stock or shares, any such capital stock or shares that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder; provided, that no such capital stock or shares shall be considered to be Redeemable, or to be Debt, solely pursuant to clause (a) or (b) hereof if the issuer’s undertaking to redeem any such capital stock or shares may be satisfied in full, at its option, by the delivery to the holders thereof of ordinary shares of the Borrower.

“Register” has the meaning specified in Section 9.07(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reporting Group” means the Borrower and its Subsidiaries.

“Required Lenders” means at any time, after giving effect to Section 2.20(b), Lenders owed at least a majority in interest of the then aggregate unpaid principal amount of the Term Loans owing to Lenders and the then outstanding Commitments.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means of the following Persons: the chief financial officer, chief executive officer, executive vice president, the treasurer, executive vice presidents, senior vice presidents, the general group counsel or any other executive officer of the Borrower.

“Rolling Period” means, for any fiscal quarter, such fiscal quarter and the preceding three fiscal quarters. Any reference in Section 5.03 of this Agreement to a Rolling Period ending on any specified date shall be construed as a reference to the Rolling Period ending closest in time to such date.

“S&P” means S&P Global Ratings, the credit ratings division of S&P Global Inc., or any successor to its rating agency business.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions (it being understood that as of the Effective Date, “Sanctioned Country” shall mean each of the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea, Kherson and Zaporizhzhia regions of Ukraine, Cuba, Iran and North Korea).

“Sanctioned Person” means, at any time, any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“Senior Debt” means all Debt of the Reporting Group that does not provide by its terms that it is subordinate in right of payment to the Obligations of the Loan Parties under this Agreement.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Solvency Certificate” means a solvency certificate from the treasurer or another financial officer of the Borrower substantially in the form of Exhibit D.

“Solvent” means, as of the Closing Date, after giving effect to the consummation of the Acquisition Transactions, the incurrence of the Term Loans and Obligations being incurred in connection with this Agreement on the Closing Date, (i) the sum of the debt (including contingent liabilities) of the Borrower and its Subsidiaries, taken as a whole, does not exceed the fair value of the present assets of the Borrower and its Subsidiaries, taken as a whole; (ii) the present fair saleable value of the assets of the Borrower and its Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of the Borrower and its Subsidiaries, taken as a whole, on their debts as they become absolute and matured; (iii) the capital of the Borrower and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower or its Subsidiaries, taken as a whole, contemplated as of the Closing Date; and (iv) the Borrower and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Purpose Vehicle” means a Person that is, or was, established: (a) with a separate legal identity and limited liability; (b) as a member of the Reporting Group; and (c) for the sole purpose of a single transaction, or series of related transactions, and that has no assets and liabilities other than those directly acquired or incurred in connection with such transaction(s).

“Specified Representations” means the representations and warranties with respect to the Borrower set forth in Sections 4.01(a)(i), (b)(i), (b)(ii), (b)(iii) (solely with respect to any debt instrument of the Borrower in a principal or committed amount in excess of $350,000,000 (without giving effect to any other “materiality” qualifier in such representation)), (d), (h), (i), (j), (m) (limited to the final sentence thereof) and (n).

“Subject Affiliate” has the meaning specified in Section 5.01(h).

“Subsidiary” of any Person means any corporation, partnership, joint venture, trust or estate of which (or in which) more than 50% of the issued and outstanding capital stock, voting shares, ordinary shares or other interest having ordinary voting power to elect a majority of the board of directors or otherwise control the policies of such corporation, partnership, joint venture, trust or estate (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency).

“Subsidiary Guarantor” has the meaning specified in Section 5.01(j).

“Subsidiary Guaranty” has the meaning specified in Section 5.01(j).

“Tangible Assets” of any Person is defined as, as of any date, the amount of total assets of such Person and its Subsidiaries on a Consolidated basis at such date less goodwill, trade names, patents, unamortized debt discount expense and other like intangibles, all determined in accordance with GAAP.

“Target” means Roku, Inc.

“Taxes” has the meaning specified in Section 2.14(a).

“Term Loan” has the meaning specified in Section 2.01.

“Term SOFR” means the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two U.S. Government Securities Business Days prior to the first day of such interest period, as such rate is published by the Term SOFR Administrator; provided, however that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a benchmark replacement date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; provided further, that if Term SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for purposes of this Agreement.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Loan” means a Term Loan that bears interest as provided in Section 2.07(a)(ii).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Transaction Costs” means all fees, costs and expenses incurred or payable by the Borrower or any applicable Subsidiary thereof in connection with the Transactions.

“Transactions” means, collectively (a) the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents and the Borrowings hereunder and (b) the payment of the Transaction Costs.

“Type” means whether a Term Loan is a Base Rate Loan or a Term SOFR Loan.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States” has the meaning specified in Section 2.14(d).

“United States person” has the meaning specified in Section 2.14(d).

“U.S. Government Securities Business Day” means any day except for a (a) Saturday, (b) Sunday or (c) day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

Section 1.03 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in the United States in effect from time to time (“GAAP”); provided, that, to the extent there is any change in GAAP that is material in respect of the calculation of compliance with the covenant set forth in Section 5.03, then upon the written request of the Borrower or the Required Lenders, the Borrower, the Administrative Agent and the Lenders shall enter into good faith negotiations in order to amend such provisions of this Agreement so as to equitably reflect such change with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such change as if such change had not occurred (and until such amendment becomes effective, all calculations in respect of Section 5.03 shall be made in accordance with GAAP prior to giving effect to such change); provided, that the provisions of this Agreement shall not give effect to such amendment until the effective date of such amendment.

Section 1.04 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all governmental authorities. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement and the other Loan Documents) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, extended, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, amendment and restatements, extensions, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, consolidated, replaced, interpreted, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any governmental authority, any other governmental authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

ARTICLE II

AMOUNTS AND TERMS OF THE TERM LOANS

Section 2.01 The Term Loans. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make a term loan in Dollars to the Borrower (each such loan, a “Term Loan”) in a single installment on the Closing Date in an amount not to exceed such Lender’s Commitment. Term Loans may be Base Rate Loans or Term SOFR Loans, as further provided herein. Any amount borrowed on the Closing Date under this Section 2.01 and subsequently repaid or prepaid may not be reborrowed.

Section 2.02 Making the Term Loans. (a) Each Borrowing shall be made on notice, given not later than (x) 11:00 A.M. (New York City time) on the third U.S. Government Securities Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Term SOFR Loans or (y) 11:00 A.M. (New York City time) one Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Loans, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be in writing in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Term Loans comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Term SOFR Loans, initial Interest Period for each such Term Loan. Each Lender shall, before 1:00 P.M. (New York City time) on the date of such Borrowing make available to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing. Each Borrowing shall consist of Term Loans of the same Type made by the Lenders ratably. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower at the Administrative Agent’s address referred to in Section 9.02.

(b) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Term SOFR Loans for any Borrowing if the aggregate amount of such Borrowing is less than $25.0 million or if the obligation of the Lenders to make Term SOFR Loans shall then be suspended pursuant to Section 2.08 or 2.12 and (ii) the Term SOFR Loans may not be outstanding as part of more than 10 separate Borrowings.

(c) Each Notice of Borrowing shall be irrevocable and binding on the Borrower; provided that, any such Notice of Borrowing may be conditioned upon the effectiveness of other credit facilities or the consummation of a specific transaction or occurrence of a specific event, including the occurrence of the consummation of the Acquisition. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Term SOFR Loans, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such

Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Term Loan to be made by such Lender as part of such Borrowing when such Term Loan, as a result of such failure, is not made on such date.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Term Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Term Loan as part of such Borrowing for purposes of this Agreement (and any interest paid by such Lender shall be paid to the Borrower for any period where the Borrower has made payments under this subsection (d)).

(e) The failure of any Lender to make the Term Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Term Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Term Loan to be made by such other Lender on the date of any Borrowing.

Section 2.03 [Reserved].

Section 2.04 Fees. (a) Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee equal to the Applicable Commitment Fee Rate multiplied by the daily average undrawn Commitments of such Lender, accruing during the period commencing on and including the later of (i) the Effective Date and (ii) October 12, 2026 to, but excluding, the earlier of (i) the Commitment Termination Date and (ii) the Closing Date, payable quarterly in arrears and upon final termination of the Commitments.

(b) [Reserved].

(c) Other Fees. The Borrower shall pay to the Administrative Agent and/or the Arrangers for their account (or that of their applicable Affiliate) such fees as may be agreed between the Borrower and any of the Administrative Agent and/or Arrangers in writing including pursuant to the Fee Letter.

Section 2.05 Termination or Reduction of the Commitments.

(a) The Borrower shall have the right, upon at least three Business Days’ notice to the Administrative Agent, to terminate in whole or permanently reduce ratably in part the Commitments of the Lenders; provided, that each partial reduction shall be in the aggregate amount of $5.0 million or an integral multiple of $1.0 million in excess thereof; provided, further, that any such notice may state that such notice is conditioned upon the effectiveness of other credit facilities or the consummation of a specific transaction.

(b) Unless previously terminated, all the Commitments shall automatically terminate on the Commitment Termination Date (after giving effect to the funding of any Term Loans on such date, if applicable).

(c) Any termination or reduction of the Commitments shall be permanent.

Section 2.06 Repayment of Term Loans. The Borrower shall repay to the Administrative Agent for the ratable account of each Lender on the Maturity Date the aggregate principal amount of the Term Loans made by such Lender and then outstanding.

Section 2.07 Interest on Term Loans. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Term Loan owing to each Lender from the date of such Term Loan until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Loans. During such periods as such Term Loan is a Base Rate Loan, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time, plus (y) the Applicable Margin in effect from time to time, payable in arrears quarterly on each Quarterly Payment Date during such periods and on the date such Base Rate Loan shall be Converted or paid in full.

(ii) Term SOFR Loans. During such periods as such Term Loan is a Term SOFR Loan, a rate per annum equal at all times during each Interest Period for such Term Loan to the sum of (x) Term SOFR for such Interest Period for such Term Loan, plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Term SOFR Loan shall be Converted or paid in full.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a) or (f), the Administrative Agent may, and upon the request of the Required Lenders shall, require the Borrower to pay interest (“Default Interest”) on (i) the unpaid (and, in the case of an Event of Default under 6.01(a), overdue) principal amount of each Term Loan owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Term Loan pursuant to clause (a)(i) or (a)(ii) above and (ii) subject to Section 2.04(b), to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Loans pursuant to clause (a)(i) above; provided, however, that following acceleration of the Term Loans pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Administrative Agent.

Section 2.08 Alternate Rates of Interest.

(a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.08, if:

(A) the Administrative Agent determines (which determination shall be conclusive absent manifest error) prior to the commencement of any Interest Period for a Term SOFR Loan, that adequate and reasonable means do not exist for ascertaining the Benchmark for such Interest Period; or

(B) the Administrative Agent is advised by the Required Lenders that prior to the commencement of any Interest Period for a Term SOFR Loan, Term SOFR for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Term Loans (or its Term Loans) included in such Borrowing for such Interest Period; then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark or (y) the Borrower delivers a new Notice of Borrowing in accordance with the terms of Section 2.02, any Notice of Borrowing that requests a Term SOFR Loan shall instead be deemed to be a Notice of Borrowing for a Base Rate Loan.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace any then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.08(b) will occur prior to the applicable Benchmark Transition Start Date.

(c) In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right, in consultation with the Borrower, to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.08(e) and (y) the commencement of any Benchmark Unavailability Period with respect to any applicable Benchmark. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to Sections 2.08(b), (c), (d), (e) and (f), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.08.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent, in consultation with the Borrower, may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of, any Term Loan bearing interest with respect to the applicable Benchmark to be made, converted or continued during any Benchmark Unavailability Period and, failing that, any request (or any deemed request for) for any Borrowing, or conversion of any Borrowing to, or continuation of any Borrowing as, a Term SOFR Loan shall be ineffective and such Borrowing shall be made or converted to or continued as on the last day of the Interest Period applicable thereto a Base Rate Loan.

Section 2.09 Optional Conversion of Term Loans. The Borrower may (x) on any U.S. Government Securities Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third U.S. Government Securities Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.08 and 2.12, Convert all Base Rate Loans into Term SOFR Loans and (y) on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.08 and 2.12, Convert all Term SOFR Loans into Base Rate Loans; provided, however, that any Conversion of Term SOFR Loans into Base Rate Loans shall be made only on the last day of an Interest Period for such Term SOFR Loans, any Conversion of Base Rate Loans into Term SOFR

Loans shall be in an amount not less than the minimum amount specified in Section 2.02(b) and no Conversion of any Term Loans shall result in more separate Borrowings than permitted under Section 2.02(b). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Term Loans to be Converted, and (iii) if such Conversion is into Term SOFR Loans, the duration of the initial Interest Period for each such Term Loan. Each notice of Conversion shall be irrevocable and binding on the Borrower.

Section 2.10 Optional Prepayments of Term Loans. The Borrower may, upon notice at least three U.S. Government Securities Business Days’ prior to the date of such prepayment, in the case of Term SOFR Loans, and not later than 11:00 A.M. (New York City time) on the date of such prepayment, in the case of Base Rate Loans, to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of the Term Loans comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $5.0 million or an integral multiple of $1.0 million in excess thereof and (y) in the event of any such prepayment of a Term SOFR Loan other than on the last day of an Interest Period, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(d); provided, further, that any such notice may state that such notice is conditioned upon the effectiveness of other credit facilities or the consummation of a specific transaction.

Section 2.11 Increased Costs. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law, rule, regulation or treaty or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Term SOFR Loans (excluding for purposes of this Section 2.11 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.14 shall govern) or clauses (ii)-(iv) of the definition of Excluded Taxes and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that (i) before making any such demand, each Lender agrees to use reasonable efforts (consistent with its legal and regulatory restrictions) to designate a different Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender and (ii) such Lender shall, in making demand under this Section 2.11, certify that such Lender is treating substantially all similarly situated borrowers in a manner that is consistent with the treatment afforded the Borrower hereunder. A certificate as to the amount of such increased cost, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b) If any Lender determines that compliance with any law, rule, regulation or treaty or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital or liquidity is increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of such type, then, upon demand by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital or liquidity to be allocable to the existence of such Lender’s commitment to lend hereunder; provided, however, that before making any such demand, each Lender shall, in making demand under this Section 2.11, certify that such Lender is treating substantially all similarly situated borrowers in a manner that is consistent with the treatment afforded the Borrower hereunder. A certificate as to such amounts submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

(c) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.11, shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that, the Borrower shall not be required to compensate a Lender pursuant to this Section 2.11 for any increased costs or reductions incurred more than six months prior to the date that such Lender notifies the Borrower of the change or circumstance giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the change or circumstance giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof. Any Lender making a claim for compensation under this Section 2.11 may be required to assign all of its rights and obligations hereunder upon a request by the Borrower in accordance with Section 2.21.

(d) For the avoidance of doubt, this Section 2.11 shall apply to all requests, rules, guidelines or directives concerning capital adequacy or liquidity issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives concerning capital adequacy or liquidity promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States financial regulatory authorities, in each case pursuant to Basel III, in each case, regardless of the date adopted, issued, promulgated or implemented.

Section 2.12 Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law, rule, regulation or treaty makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Lending Office to perform its obligations hereunder to make Term SOFR Loans or to fund or maintain Term SOFR Loans hereunder, (a) each Term SOFR Loan will automatically, upon such demand, Convert into a Base Rate Loan, and (b) the obligation of the Lenders to make Term SOFR Loans or to Convert Base Rate Loans into Term SOFR Loans shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its legal and regulatory restrictions) to designate a different Lending Office if the making of such a designation would allow such Lender or its Lending Office to continue to perform its obligations to make Term SOFR Loans or to continue to fund or maintain Term SOFR Loans and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. Any Lender that is prohibited from performing its obligations to make Term SOFR Loans or to continue to fund or maintain Term SOFR Loans may be required to assign all of its rights and obligations hereunder upon a request by the Borrower in accordance with Section 2.21.

Section 2.13 Payments and Computations. (a) The Borrower shall make each payment hereunder, irrespective of any right of counterclaim or set-off, not later than 11:00 A.M. (New York City time) on the day when due in Dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest, fees or commissions ratably (other than amounts payable pursuant to Section 2.11, 2.14 or 9.04(d)) to the Lenders for the account of their respective Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon any New Lender becoming a Lender hereunder as a result of a Loan Increase pursuant to Section 2.18 and upon the Administrative Agent’s receipt of such Lender’s Assumption Agreement and recording of the information contained therein in the Register, from and after the applicable Increase Date, the Administrative Agent shall make all payments hereunder and under any Notes issued in connection therewith in respect of the interest assumed thereby to the New Lender. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 9.07(c), from and after the effective date specified in such Assignment and Assumption, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or under the Note held by such Lender, to charge from time to time against any or all of the Borrower’s accounts with such Lender any amount so due to the fullest extent permitted by law.

(c) All computations of interest based on the Base Rate or the Prime Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on Term SOFR or the Federal Funds Rate and of fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day (other than payments due on the Maturity Date, which shall be payable pursuant to the definition thereof), and such extension of time shall in such case be included in the computation of payment of interest or facility fee, as the case may be; provided, however, that, if such extension would cause payment of interest on Term SOFR Loans to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

Section 2.14 Taxes. (a) Any and all payments by the Borrower to or for the account of any Lender or the Administrative Agent hereunder or under the Notes or any other documents to be delivered hereunder shall be made, in accordance with Section 2.13 or the applicable provisions of such other documents, free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including back-up withholding), assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties with respect thereto (“Taxes”), unless otherwise required by applicable law. “Excluded Taxes” means in the case of each Lender and the Administrative Agent (i) Taxes imposed on or measured by its net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (A) imposed by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or has its principal office or Lending Office or any political subdivision thereof or (B) that are Other Connection Taxes; (ii) in the case of a Lender, any United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender pursuant to law in effect on the date on which such Lender became a Lender hereunder (except to the extent such Taxes were not considered Excluded Taxes with respect to such Lender’s immediate assignor) or such Lender changes its lending office (except to the extent such Taxes were payable to such Lender immediately before it changed its lending office); (iii) Taxes attributable to the recipient’s failure to comply with Section 2.14(e); and (iv) any Tax imposed under FATCA. If the Borrower or Administrative Agent shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder or under any Note or any other documents to be delivered hereunder to any Lender or the Administrative Agent, (i) to the extent the Tax is not an Excluded Tax, the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or Administrative Agent, as applicable, shall make such deductions or withholdings and (iii) the Borrower or Administrative Agent, as applicable, shall pay the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any present or future stamp or documentary taxes or any other similar excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or any other documents to be delivered hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes or any other documents to be delivered hereunder other than any Taxes or other amounts imposed with respect to an assignment (“Other Taxes”).

(c) The Borrower shall indemnify each Lender and the Administrative Agent for and hold it harmless against the full amount of Taxes (other than Excluded Taxes) or Other Taxes (including, without limitation, taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.14) imposed on or paid by such Lender or the Administrative Agent (as the case may be) as a result of payments hereunder and any reasonable expenses arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) provides to the Borrower a certificate as to the amount of such payment or liability.

(d) Within 30 days after the date of any payment of Taxes by the Borrower to a governmental authority pursuant to this Section 2.14, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent. In the case of any payment hereunder or under the Notes or any other documents to be delivered hereunder by or on behalf of the Borrower through an account or branch outside the United States or by or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made hereunder or under the Notes shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assumption Agreement or the Assignment and Assumption pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Borrower or the Administrative Agent (but only so long as such Lender remains lawfully able to do so), shall provide each of the Administrative Agent and the Borrower with two original Internal Revenue Service Forms W-8BEN, W-8BEN-E, W-8IMY or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes. Any Lender claiming the benefits of the exemption of the portfolio interest under Section 871(h) or 881(c) of the Internal Revenue Code shall provide each of the Administrative Agent and the Borrower, in addition to the Forms W-8BEN or W-8BEN-E provided pursuant to the preceding sentence, a certificate, in form and substance reasonably satisfactory to the Borrower, to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10% shareholder” within the meaning of Sections 881(c)(3)(B) or 871(h)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” related to the Borrower within the meaning of Section 881(c)(3)(C) of the Internal Revenue Code. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered an Excluded Tax unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate shall be considered an Excluded Tax; provided, however, that, if at the date of the Assumption Agreement or the Assignment and Assumption pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) in respect of United States federal withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States federal withholding tax, if any, applicable with respect to the Lender assignee on such date.

(ii) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender that is a United States person (as defined in Section 7701(a)(30) of the Internal Revenue Code), on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assumption Agreement or the Assignment and Assumption pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Borrower or the Administrative Agent (but only so long as such Lender remains lawfully able to do so), shall provide each of the Administrative Agent and the Borrower with two original Internal Revenue Service Forms W-9, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from United States federal backup withholding tax.

(iv) Each Lender agrees that if any form or certification previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form, certificate or other document described in Section 2.14(e) (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring subsequent to the date on which a form, certificate or other document originally was required to be provided, or if such form, certificate or other document otherwise is not required under subsection (e) above), such Lender shall not be entitled to indemnification under Section 2.14(a) or (c) with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Borrower shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.

(g) Any Lender claiming any additional amounts payable pursuant to this Section 2.14 agrees to use reasonable efforts (consistent with its legal and regulatory restrictions) to change the jurisdiction of its Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(h) Any Lender making a claim for compensation under this Section 2.14 may be required to assign all of its rights and obligations hereunder upon a request by the Borrower in accordance with Section 2.21.

(i) In the event a Lender is entitled, on the effective date of an Assumption Agreement or Assignment and Assumption, to the benefits of a payment pursuant to this Section 2.14, an assignee or novatee of such Lender shall be entitled to the same benefits of payment (in addition to any future benefits of payment that may arise with respect to such assignee) that would have been available to such Lender had such Lender not entered into the related Assumption Agreement or Assignment and Assumption with such assignee or novatee and then only to the extent the relevant amounts are incurred by such assignee or novatee.

(j) If any Lender or Administrative Agent (for purposes of this paragraph (j), an “indemnified party”) determines, in its sole discretion (such discretion to be exercised in good faith), that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.14 (including by the payment of additional amounts pursuant to this Section 2.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.14 with respect to the Taxes giving rise to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (j) (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event that such indemnified party is required to repay such refund to such governmental authority. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it reasonably deems confidential) to the indemnifying party or any other Person.

(k) Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations hereunder or under the Notes.

Section 2.15 Sharing of Payments, Etc. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Term Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Term Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans and other amounts owing them; provided, that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

Section 2.16 Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Term Loan owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of the Term Loans. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Term Loans owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender a Note payable to such Lender, or its registered assigns, in a principal amount up to the Commitment of such Lender.

(b) The Register maintained by the Administrative Agent pursuant to Section 9.07(c) shall include (i) the date and amount of each Borrowing made hereunder, the Type of Term Loans comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assumption Agreement and each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender’s share thereof.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

Section 2.17 Use of Proceeds. The proceeds of the Term Loans shall be available (and the Borrower agrees that it shall use such proceeds) for financing the Acquisition Transactions and for paying the fees and expenses in connection with the therewith.

Section 2.18 Increase in the Aggregate Commitments and/or Term Loans. The Borrower may, at any time prior to the Maturity Date, by notice to the Administrative Agent, request either (i) that additional Term Loans (or Commitments to make Term Loans) be made or (ii) a new tranche of term loans (or commitments to make a new tranche of term loans) be made (each such new tranche, “New Tranche Loans”), in each case in an aggregate principal amount of $25.0 million or an integral multiple thereof (each, a “Loan Increase”) which Loan Increase shall be effective on a date prior to the Maturity Date as specified in the related notice to the Administrative Agent (such date, the “Increase Date”); provided, however, that (i) in no event shall the aggregate principal amount of Loan Increases exceed $1.00 billion, (ii) on the date of any request by the Borrower for a Loan Increase and on the related Increase Date, the Effective Date shall have occurred, (iii) no Default has occurred and is continuing on the Increase Date and (iv) the representations and warranties contained in Section 4.01 are true and correct in all material respects (except for representations and warranties qualified as to materiality or material adverse effect, which shall be true and correct in all respects) on and as of the Increase Date (except to the extent any such representation or warranty specifically relates to an earlier date in which case such representation and warranty shall be accurate in all material respects as of such earlier date). The Borrower may simultaneously (x) request one or more of the Lenders to increase the amount of its Term Loans (or Commitments to provide Term Loans) or to provide any portion of any New Tranche Loans (or commitments to provide New Tranche Loans) and/or (y) arrange for one or more banks or financial institutions not a party hereto to become parties to and Lenders under this Agreement, pursuant to the terms and conditions set forth below.

(b) The Administrative Agent shall promptly notify such of the Lenders and one or more Eligible Assignees as are identified by the Borrower to receive the invitation to participate in the requested Loan Increase of a request by the Borrower for a Loan Increase, which notice shall include (i) the proposed amount of such requested Loan Increase, (ii) the proposed Increase Date, (iii) to the extent New Tranche Loans are requested, the terms and conditions of such New Tranche Loans (and to the extent applicable, the commitments therefor), to the extent different from the terms applicable to the Term Loans and/or the Commitments and (iv) the date by which such Lenders or Eligible Assignees (each such Eligible Assignee, a “New Lender”) wishing to participate in the Loan Increase must commit to increase the amount of their respective Commitments or to make additional Term Loans or New Tranche Loans, as the case may be (the “Commitment Date”); provided however, that the amount of Commitments (or commitments to make New Tranche Loans) or the aggregate principal amount of Term Loans or New Tranche

Loans, as applicable, to be provided or made, as applicable, by each New Lender shall be in an amount of $5.0 million or more. Each Lender that is willing to participate in such Loan Increase (each, an “Increasing Lender”) shall in its sole discretion, give written notice to the Administrative Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Commitment or the amount of additional Term Loans or New Tranche Loans it is willing to make, as the case may be. The requested Loan Increase shall be allocated among the Lenders willing to participate therein and the New Lenders in such amounts as are agreed between the Borrower and the Administrative Agent.

(c) On each Increase Date, each New Lender shall become a Lender party to this Agreement as of such Increase Date and (i) to the extent that the Borrower has requested an increase in the Commitments in such Loan Increase, the Commitment of each Increasing Lender shall be so increased by such amount (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.18(b)) as of such Increase Date or (ii) to the extent the Borrower has requested an increase in the Term Loans or any New Tranche Loans in such Loan Increase, each Increasing Lender and each New Lender shall make Term Loans or New Tranche Loans to the Borrower (or provide commitments to the Borrower to make New Tranche Loans) in the amount allocated to such Lender pursuant to the last sentence of Section 2.18(b); provided, however, that the Administrative Agent shall have received on or before such Increase Date the following:

(i) (A) certified copies of resolutions of the board of directors of the Borrower or the executive committee of such board of directors approving the Loan Increase and the corresponding modifications to this Agreement and (B) if reasonably requested by the Administrative Agent, an opinion of counsel for the Borrower (which may be in-house counsel);

(ii) an assumption agreement from each New Lender, if any, in form and substance satisfactory to the Borrower and the Administrative Agent (each an “Assumption Agreement”), duly executed by such Eligible Assignee, the Administrative Agent and the Borrower;

(iii) confirmation from each Increasing Lender of the increase in the amount of its Commitment in a writing satisfactory to the Borrower and the Administrative Agent; and

(iv) the Administrative Agent will have received at least three Business Days prior to the Increase Date all documentation and other information regarding the Borrower required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Act, to the extent reasonably requested by the Administrative Agent on behalf of any Increasing Lender or New Lender, at least ten Business Days prior to the Increase Date.

On each Increase Date, upon fulfillment of the conditions set forth in Section 2.18(a) and in the immediately preceding sentence of this Section 2.18(c), the Administrative Agent shall notify the Lenders (including, without limitation, each New Lender) and the Borrower of the occurrence of the Loan Increase to be effected on such Increase Date. Notwithstanding anything to the contrary in Section 9.01, the Borrower and the Administrative Agent may amend this Agreement to the extent necessary, in the reasonable determination of the Administrative Agent and the Borrower, to reflect the establishment of any additional Commitments or Term Loans, or any New Tranche Loans (or commitments to make New Tranche Loans), solely with the consent of the Increasing Lenders and the New Lenders but without the consent of any other Lender.

Section 2.19 [Reserved].

Section 2.20 Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded Commitment of such Defaulting Lender pursuant to Section 2.04(a); and

(b) the Commitment and Term Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.01); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of each Lender affected thereby.

In the event that the Administrative Agent and the Borrower each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will take such other actions as the Administrative Agent may determine to be necessary, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to any fee accrued or payments made by or on behalf of the Borrower pursuant to Section 2.04(a) while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.21 Replacement of Lenders. If any Lender requests compensation under Section 2.11, any Lender gives notice under Section 2.12, the Borrower is required to pay any Taxes or additional amounts to any Lender or any governmental authority for the account of any Lender pursuant to Section 2.14, any Lender is a Defaulting Lender, or if, in connection with any proposed amendment, change, waiver, discharge or termination of any of the provisions of this Agreement or any other Loan Document as contemplated by Section 9.01, the consent of the Required Lenders is obtained but the consent of any other Lender whose consent is required is not obtained, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.07), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.11 or Section 2.14) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations and consent to such proposed amendment, change, waiver, discharge or termination (which assignee may be another Lender, if a Lender accepts such assignment); provided, that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.07;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Term Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 9.04(d)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

CONDITIONS TO THE EFFECTIVE DATE AND CLOSING DATE

Section 3.01 Conditions Precedent to the Effective Date. The Effective Date shall occur, and this Agreement shall become effective, on and as of the first date on which the following conditions precedent have been satisfied (or waived in accordance with Section 9.01):

(a) Loan Documents. The Administrative Agent (or its counsel) shall have received from each party hereto either (A) a counterpart of this Agreement or (B) written evidence reasonably satisfactory to the Administrative Agent (which may include .pdf or facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) Payment of Fees and Expenses. All costs, fees, expenses (including, without limitation, legal fees and expenses) to the extent invoiced at least two Business Days prior to the Effective Date and the fees contemplated by the Fee Letters payable to the Arrangers, the Administrative Agent or the Lenders shall have been paid on or prior to the Effective Date, in each case, to the extent required by the Fee Letter or this Agreement to be paid on or prior to the Effective Date.

(c) Customary Documentation. The Administrative Agent shall have received on or before the Effective Date, each dated on or about such date:

(i) Certified copies of (A) the articles or certificate of incorporation, certificate of formation or other organizational document and all amendments thereto of the Borrower, certified as of a recent date by the Secretary of State (or comparable authority) of its jurisdiction of organization or formation including a certification that the same has not been amended since the date of such certification, (B) the bylaws or similar governing document of the Borrower, as then in effect and as in effect at all times from the date on which the resolutions referred to in clause (C) below were adopted to and including the date of such certificate and (C) the resolutions or similar authorizing documentation of the governing body of the Borrower authorizing the Transactions and such Person to enter into and perform its obligations under the Loan Documents to which it is a party;

(ii) A good standing certificate or similar certificate dated a date reasonably close to the Effective Date from the jurisdiction of organization of the Borrower;

(iii) A certificate of a Responsible Officer of the Borrower certifying the names and true signatures of the Responsible Officers of the Borrower authorized to execute and deliver this Agreement and the other documents to be delivered by it hereunder; and

(iv) A favorable opinion of Weil, Gotshal & Manges LLP, counsel for the Borrower, in form and substance reasonably satisfactory to the Administrative Agent.

(d) Know Your Client. The Arrangers will have received at least three Business Days prior to the Effective Date all documentation and other information regarding the Borrower required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Act, to the extent reasonably requested at least ten Business Days prior to the Effective Date.

Without limiting the generality of the provisions of Section 9.01, for purposes of determining compliance with the conditions specified in this Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto. The Administrative Agent shall promptly notify the Lenders of the occurrence of the Effective Date.

Section 3.02 Conditions Precedent to the Closing Date. The obligation of each Lender to fund the Term Loans on the Closing Date shall be subject to the satisfaction (or waiver in accordance with Section 9.01) of the following conditions precedent on or prior to the Commitment Termination Date:

(a) Effective Date. The Effective Date shall have occurred.

(b) Acquisition. The Acquisition shall be consummated substantially concurrently with the borrowing of the Term Loans on the Closing Date in all material respects in accordance with the Acquisition Agreement after giving effect solely to such amendments, modifications, supplements or waivers by the Borrower (or its applicable Subsidiary) thereto or consents by the Borrower (or its applicable Subsidiary) thereunder that are not materially adverse to the Lenders (in their respective capacities as such) or to which the Administrative Agent has given its prior written consent (not to be unreasonably withheld, delayed or conditioned), it being understood and agreed that (i) any change in the purchase price not exceeding a 12.5% decrease in the aggregate purchase price consideration to be paid under the Acquisition Agreement will be deemed not to be materially adverse (and any such decrease in such purchase consideration in the aggregate in excess of such threshold will be deemed to be materially adverse and shall require the prior written consent of the Administrative Agent) to the interests of the Lenders and will not require the prior written consent of the Administrative Agent to the extent that such decrease shall have been fully allocated to a reduction of the commitments under the Bridge Facility (and after termination or reduction to $0 of the commitments under the Bridge Facility, under this facility), (ii) any increase in the purchase price shall not be materially adverse to the interests of the Lenders and will not require the prior written consent of the Administrative Agent to the extent that such increase either (x) does not exceed 12.5% in the aggregate or (y) is in the form of stock of the Borrower and (iii) any such amendment, modification or waiver with respect to the definition of “Company Material Adverse Effect” contained in the Acquisition Agreement shall be deemed materially adverse to the Lenders and shall require the prior written consent of Administrative Agent.

(c) Financials. To the extent provided to Morgan Stanley Senior Funding, Inc., in its capacity as the arranger in respect of the Bridge Facility, the Administrative Agent shall have received (i) audited consolidated balance sheets and related statements of income, shareholders’ equity and cash flows of the Borrower and its subsidiaries for the last three full fiscal years ended at least 60 days prior to the Closing Date, and unaudited consolidated and (to the extent available) consolidating balance sheets and related statements of income, shareholders’ equity and cash flows of the Borrower and its subsidiaries for each subsequent fiscal quarterly interim period or periods (other than the fourth fiscal quarterly interim period) ended at least 40 days prior to the Closing Date (and the corresponding period(s) of the prior fiscal year), which shall have been reviewed by the independent accountants for the Borrower as provided in PCAOB AS 4105; (ii) to the extent required by Rule 3-05 and Article 11 of Regulation S-X to be filed on a Form 8-K, regardless of the timing of such filing, audited consolidated annual financial statements of the Acquired Business as well as unaudited interim consolidated financial statements of the Acquired Business (which shall have been reviewed by the independent accountants for the Acquired Business as provided in PCAOB AS 4105) and (iii) if, and to the extent required by Rule 3-05 of Regulation S-X (regardless of the passage of time), customary pro forma financial statements of the Borrower which meet the requirements of Regulation S-X under the Securities Act and all other accounting rules and regulations of the Securities and Exchange Commission promulgated thereunder and required to be included in a Registration Statement under the Securities Act on Form S-3. The Administrative Agent and each Lender acknowledges that (A) it has received the financial statements of the Borrower for the fiscal years ending June 30, 2025, June 30, 2024 and June 30, 2023, and for the fiscal quarters ended September 30, 2025, December 31, 2025 and March 31, 2026 as required under the foregoing clause (i), (B) it has received the financial statements of the Acquired Business for the fiscal years ended December 31, 2023, December 31, 2024 and December 31, 2025 and for the fiscal quarter ended March 31, 2026 as required under the foregoing clause (ii) and (B) the filing of any required audited financial statements on Form 10-K or required unaudited financial statements on Form 10-Q, by the Borrower or the Target, as applicable, will satisfy the requirements under clause (i) or (ii), as applicable, of this paragraph.

(d) Payment of Fees and Expenses. All costs, fees, expenses (including, without limitation, legal fees and expenses) to the extent invoiced at least two business days prior to the Closing Date and the fees contemplated by the Fee Letters payable to the Arrangers, the Administrative Agent or the Lenders shall have been paid on or prior to the Closing Date, in each case, to the extent required by the Fee Letter or this Agreement to be paid on or prior to the Closing Date.

(e) Representations and Warranties; No Event of Default. (i) the Acquisition Agreement Representations shall be true and correct as of the Closing Date, (ii) the Specified Representations shall be true and correct in all material respects as of the Closing Date (except in the case of any Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be); provided that, to the extent that any Specified Representation is qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, the same shall be true and correct in all respects as of the applicable date and (iii) on the Closing Date, there shall not have occurred and be continuing any Event of Default under Section 6.01(a)(ii) (solely with respect to the payment of fees) or (f) (solely with respect to the Borrower).

(f) Material Adverse Effect: Since June 14, 2026, there shall not have occurred and be continuing any Company Material Adverse Effect (as defined in the Acquisition Agreement as in effect on June 14, 2026).

(g) Customary Documentation. The Administrative Agent shall have received on the Closing Date:

(i) a certificate signed by a Responsible Officer of the Borrower certifying that the conditions specified in Sections 3.02(b), (e) and (f) have been satisfied;

(ii) a Solvency Certificate; and

(iii) a Notice of Borrowing.

(h) Repayment of Target Credit Agreement. Substantially concurrently with the Closing Date, all amounts (including principal and accrued and unpaid fees and interest) outstanding under that certain Credit Agreement, dated as of September 16, 2024 (as amended, restated, amended and restated, supplemented or modified from time to time), by and among the Target, as the borrower, the other loan parties from time to time party thereto, the lenders and issuing banks from time to time party thereto and Citibank, N.A., as the administrative agent, shall be repaid in full (or solely in the case of undrawn letters of credit, either backstopped or subject to other arrangements, in each case, satisfactory to the issuers thereof and the Borrower), and all commitments thereunder shall be terminated, and all guarantees and security interests securing the obligations thereunder shall be released and terminated.

Without limiting the generality of the provisions of Section 9.01, for purposes of determining compliance with the conditions specified in this Section 3.02, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto. The Administrative Agent shall promptly notify the Lenders of the occurrence of the Closing Date.

Section 3.03 Actions between Effective Date and Closing Date. During the period from and including the Effective Date to and including the earlier of the Commitment Termination Date (after giving effect to any funding of Term Loans on such date) and the funding of the Term Loans on the Closing Date, and notwithstanding (a) any failure by the Borrower or any of its Subsidiaries to comply with any covenant herein, (b) the occurrence and continuance of any Event of Default (other than Event of Default under Section 6.01(a) (solely with respect to payment of fees) or (f) (solely with respect to the Borrower)), (c) subject to the parenthetical in clause (b) above, any provision to the contrary in this Agreement, (d) that any representation made on the Closing Date (excluding the Specified Representations and/or Acquisition Agreement Representations given as a condition to the Closing Date) was incorrect or (e) that any condition to the occurrence of the Effective Date may subsequently be determined not to have been satisfied, in each case, neither the Administrative Agent nor the Lenders shall be permitted to (i) rescind cancel or terminate the Commitments, (ii) refuse to participate in making its Term Loan or (iii) rescind, terminate or cancel this Agreement or any other Loan Document, exercise any right or remedy or any right of set-off or counterclaim in respect of its Term Loans or make or enforce any claim under this Agreement or any other Loan Document, in each case, to the extent to do so would prevent, limit or delay the making of its Term Loan; provided that, it is understood that (A) the borrowing of the Term Loans on the Closing Date shall be subject only to the satisfaction (or waiver) of the express conditions in Section 3.02 and (B) the Commitments may be reduced as provided under Section 2.05(a). The acceleration of the Term Loans shall be permitted at any time after they have been funded only to the extent that an Event of Default is outstanding and continuing at such time. From the Closing Date after giving effect to the funding of the Term Loans on such date, all of the rights, remedies and entitlements of the Administrative Agent and the Lenders shall be available notwithstanding that such rights were not available prior to such time as a result of the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01 Representations and Warranties of the Loan Parties. Each Loan Party represents and warrants on the Effective Date and on the Closing Date as follows (provided that the representations of the Borrower set forth in paragraphs (i) and (n) below are only made on the Closing Date):

(a) Such Loan Party (i) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (ii) is duly qualified and is in good standing as a foreign corporation or other legal entity in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed, and (iii) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted, except, in the case of clauses (ii) and (iii), to the extent that such failure would not have a Material Adverse Effect.

(b) The execution, delivery and performance by each Loan Party of this Agreement and the Borrowing of Term Loans (i) are within such Loan Party’s corporate powers and have been duly authorized by all necessary corporate action, (ii) do not contravene such Loan Party’s Constitutive Documents, (iii) do not violate any material applicable law or contractual restriction binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties and (iv) do not result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries.

(c) All authorizations or approvals and other actions by, and all notices to and filings with, any governmental authority or regulatory body or any other third party that are required to be obtained or made by the Loan Parties for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of this Agreement, or for the consummation of the Transactions or (ii) the exercise by the Administrative Agent or any Lender of its rights under this Agreement have been duly obtained, taken, given or made and are in full force and effect.

(d) This Agreement has been duly executed and delivered by each Loan Party party hereto. This Agreement is the legal, valid and binding obligation of each Loan Party party hereto, enforceable against such Loan Party in accordance with its terms.

(e) The Consolidated combined balance sheet of the Borrower as at June 30, 2025, and the related Consolidated combined statements of operations, comprehensive income, cash flows and equity of the Borrower for the fiscal year then ended, accompanied by an opinion of Ernst & Young, independent public accountants, copies of which have been furnished to the Administrative Agent, fairly present the Consolidated financial condition of the Borrower as at such date and the Consolidated results of the operations of the Borrower for the period ended on such date, all in accordance with generally accepted accounting principles applied on a consistent basis. Except as disclosed in any filings with the Securities and Exchange Commission prior to the date hereof, since June 30, 2025, there has been no Material Adverse Change.

(f) No written information provided or communicated by any Loan Party in connection with the syndication of the Commitments prior to the Effective Date contained when made any untrue statement of a material fact or, when taken together with the public filings of the Borrower, omitted to state a material fact necessary to make the statements made therein not misleading when made; provided, that, with respect to forecasts or projected financial information, each applicable Loan Party represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time made and at the time so furnished (it being understood that (i) such forecasts and projections are as to future events and are not to be viewed as facts, (ii) such forecasts and projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, (iii) no assurance can be given by such Loan Party that any particular forecasts or projections will be realized and (iv) actual results during the period or periods covered by any such forecasts and projections may differ significantly from the projected results and such differences may be material). No representation or warranty of any Loan Party contained in any of the Loan Documents or in any other document, certificate or written statement furnished to the Administrative Agent or any of the Lenders by any of the Loan Parties pursuant to or in connection with any of the Loan Documents has been incorrect in any material respect when made.

(g) Except as described in any filings by the Borrower with the Securities and Exchange Commission prior to the Effective Date, there is no action, suit, investigation known to the Borrower, litigation or proceeding against or, to the knowledge of the Borrower, affecting any Loan Party or any of their Subsidiaries, including any Environmental Action, pending or, to the best knowledge of each Loan Party, threatened before any court, governmental agency or arbitrator that would be reasonably likely to be adversely determined and if so to have a Material Adverse Effect.

(h) No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Term Loan will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

(i) Following application of the proceeds of the Term Loans, not more than 25% of the value of the assets (either of any Loan Party or of the Reporting Group on a Consolidated basis) subject to the provisions of Section 5.02(a) or subject to any restriction contained in any agreement or instrument between any Loan Party and any Lender or any Affiliate of any Lender relating to Debt and within the scope of Section 6.01(e) will be Margin Stock.

(j) No Loan Party is an “investment company,” or “controlled” by an “investment company,” as such terms are defined in the U.S. Investment Company Act of 1940, as amended.

(k) The Obligations of each Loan Party under this Agreement constitute unconditional general obligations of such Loan Party ranking at least pari passu with all other Senior Debt of such Loan Party, other than any Senior Debt secured by Permitted Liens.

(l) The entry into and performance by the Borrower of its obligations under this Agreement is for its commercial benefit and is in its commercial interests.

(m) The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and, to the knowledge of the Borrower, their respective officers, employees, directors and, solely to the extent acting in any capacity in connection with or benefiting from the credit facility established hereby, agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (i) the Borrower or any Subsidiary, or (ii) to the knowledge of the Borrower, any of their respective directors, officers, employees or agents that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or use of proceeds hereunder will violate Anti-Corruption Laws or applicable Sanctions.

(n) On the Closing Date, after giving effect to the Acquisition Transactions, the Borrower, on a consolidated basis with its Subsidiaries, is Solvent.

ARTICLE V

COVENANTS OF THE LOAN PARTIES

Section 5.01 Affirmative Covenants. So long as any Term Loan shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party will:

(a) Compliance with Laws, Etc. (i) Comply, and cause each of its Subsidiaries to comply, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and Environmental Laws, except to the extent that the failure to so comply would not be reasonably likely to have a Material Adverse Effect, and (ii) maintain in effect and enforce policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

(b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent or overdue, (i) all taxes imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property, except to the extent that, in respect of clauses (i) and (ii), the failure to pay and discharge such taxes and claims would not be reasonably likely to have a Material Adverse Effect; provided, however, that neither any Loan Party nor any of its Subsidiaries shall be required to pay or discharge any such tax or lawful claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, but only so long as such contest could not subject any Lender to (A) any criminal penalty or liability or (B) any material civil penalty or liability for which such Lender is not indemnified under Section 9.04.

(c) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is consistent with prudent business practice for the industries in which such Loan Party or such Subsidiary operates; provided, however, that the Borrower and its Subsidiaries may self-insure to the extent consistent with prudent business practice.

(d) Preservation of Corporate Existence, Etc. Preserve and maintain its corporate existence, rights (per statute and its corporate Constitutive Documents) and franchises; provided, however, that each Loan Party may consummate any merger or consolidation permitted under Section 5.02(c); and provided, further, that no Loan Party shall be required to preserve any right or franchise if the board of directors of such Loan Party shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Loan Party and that the loss thereof is not disadvantageous in any material respect to such Loan Party.

(e) Visitation Rights. During normal business hours (and so long as no Event of Default has occurred and is continuing, upon ten days prior notice and only once a year), permit the Administrative Agent or any of the Lenders or any agents or representatives thereof coordinated through the Administrative Agent, to examine the records and books of account of, and visit during normal business hours the properties of, such Loan Party and any of its Subsidiaries, and to discuss the affairs, finances and accounts of such Loan Party and any of its Subsidiaries with any of their officers or directors and (so long as representatives of the Borrower are present) with their independent certified public accountants. Notwithstanding anything to the contrary herein, no Loan Party or any Subsidiary of a Loan Party will be required to disclose or permit the examination or discussion of, any document, information or other matter (i) that constitutes trade secrets or proprietary information, (ii) that is subject to attorney client or similar privilege or constitutes attorney work product or (iii) to the extent such disclosure, examination or discussion would violate law, rule or regulation applicable to the Borrower or its Affiliates or any obligation of confidentiality from a third party binding on the Borrower or its Affiliates.

(f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of such Loan Party and each such Subsidiary in accordance with generally accepted accounting principles and laws applicable to such Person in effect from time to time.

(g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its material properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent that the failure to do so would not be reasonably likely to have a Material Adverse Effect.

(h) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all material transactions otherwise permitted under this Agreement with any of their Affiliates on terms that are fair and reasonable and no less favorable to such Loan Party or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate, other than (i) transactions between or among the Borrower and/or between or among the members of the Reporting Group or any Persons that become a member of the Reporting Group as a result of such transaction, (ii) Permitted Content Financings, (iii) any arrangements with officers, directors, representatives or other employees of the Borrower and its Subsidiaries relating specifically to employment, (iv) loans to employees of any member of the Reporting Group, (v) the payment of dividends, (vi) transactions entered into prior to the date hereof or contemplated by any agreement entered into prior to the date hereof, (vii) Investments in (x) an Affiliate in consideration for the issuance of ordinary shares or other equity capital (other than Redeemable Preferred Stock) and (y) in a joint venture that is an Affiliate of which the Borrower or any of its Subsidiaries is an equity holder in consideration for the issuance of a note or other loan instrument, (viii) the Transactions and the Acquisition Transactions (and any agreement entered into in furtherance of the Transactions or the Acquisition Transactions, including, without limitation, any cooperation agreement) and (ix) transactions with any of their Affiliates conducted in the ordinary course of business of such Loan Party or Subsidiary except to the extent that such transaction is in connection with (A) the creation, incurrence, assumption or existence of any Lien or Debt, (B) any merger or consolidation or (C) the prepayment, redemption, purchase, defeasement or other satisfaction of any Debt; provided, however, that, notwithstanding the foregoing, transactions entered into by any member of the Reporting Group with any Affiliate thereof (a “Subject Affiliate”), which transactions are entered into by other shareholders or partners of such Subject Affiliate that are not otherwise themselves Affiliates of such member and on the same terms and for the same consideration (taking into account their relative percentage ownership of such Subject Affiliate) as such member of the Reporting Group shall be deemed to have been entered into on an arm’s-length basis.

(i) Reporting Requirements. Furnish to the Administrative Agent:

(i) Default Notice. As soon as possible and in any event within five days after a Responsible Officer becomes aware of a Default that is continuing on the date of such statement, a statement of a Responsible Officer of the Borrower setting forth details of such Default and the action that the Reporting Group has taken and proposes to take with respect thereto.

(ii) Quarterly Financials. Within 45 days after the end of each of the first three quarters of each fiscal year (or such later date as the Borrower is permitted to file its Form 10-Q under the then applicable Securities and Exchange Commission rules), a Consolidated balance sheet of the Borrower as of the end of such quarter and Consolidated statement of operations, comprehensive income, cash flows and equity of the Borrower for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in comparative form, in the case of the Consolidated balance sheet, the figures for the preceding fiscal year end from the audited Consolidated balance sheet for such fiscal year and, in the case of the statement of operations, comprehensive income, cash flows and equity, the corresponding figures for the corresponding fiscal period in the preceding fiscal year, all in reasonable detail consistent with the Borrower’s public filings and duly certified (subject to year-end audit adjustments) by the chief financial officer or executive vice president of the Borrower as having been prepared in accordance with generally accepted accounting principles, together with a Compliance Certificate.

(iii) Annual Financials. Within 90 days after the end of each fiscal year (or such later date as the Borrower is permitted to file its Form 10-K under the then applicable Securities and Exchange Commission rules) (1) a copy of the annual report for such year for the Borrower, including therein a Consolidated balance sheet of the Borrower as of the end of such fiscal year and Consolidated statement of operations, comprehensive income, cash flows and equity of the Borrower for such fiscal year, in each case accompanied by an unqualified (except to the extent any qualification stated therein relates solely to the effect of any change in generally accepted accounting principles applicable to the Borrower) opinion of Ernst & Young LLP or other independent public accountants of recognized standing acceptable to the Required Lenders, and (2) a Compliance Certificate.

(iv) Litigation. Promptly and in any event within ten days after a Responsible Officer becomes aware of the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (i) affecting any Loan Party or any of its Subsidiaries that could be reasonably likely to be adversely determined and if so to have a Material Adverse Effect or (ii) that challenge the transactions contemplated by this Agreement (including, without limitation, the rights of any Borrower to borrow hereunder, the use of the proceeds of any Borrowing hereunder or the performance by any Loan Party of its Obligations hereunder) or that base any claim against any Loan Party on such transactions.

(v) Securities Reports. Promptly and in any event within 15 days after the sending or filing thereof, copies of all material regular, periodic and special reports, and all registration statements, that any member of the Reporting Group files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or with any national securities exchange.

(vi) KYC Information. Promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the Act or other applicable anti-money laundering laws.

(vii) Other Information. Such other information respecting the business, operations, financial condition, properties or prospects of each member of the Reporting Group as any Lender may, through the Administrative Agent, from time to time reasonably request.

The Borrower shall be deemed to have delivered the financial statements and other information referred to in subclauses (ii), (iii) and (v) of this Section 5.01(i), when (A) such filings with the Securities and Exchange Commission, financials or other information have been posted on the Internet website of the SEC (http://www.sec.gov) or on the Borrower’s own internet website as previously identified to the Administrative Agent and Lenders and (B) with respect to the financial statements referred to in subclauses (ii) and (iii) of this Section 5.01(i), the Borrower has notified the Administrative Agent by electronic mail of such posting (it being understood that if the Borrower’s own internet website includes an option to subscribe to a free service alerting subscribers by electronic mail of new filings with the Securities and Exchange Commission, such notice shall be deemed to have been provided). If the Administrative Agent or a Lender requests such filings, financial statements or other information to be delivered to it in hard copies, the Borrower shall furnish to the Administrative Agent or such Lender, as applicable, such statements accordingly; provided, that, no such request shall affect that such filings, financial statements or other information have been deemed to have been delivered in accordance with the terms of the immediately preceding sentence.

(j) Subsidiary Guarantors. (i) Except in the case of a guarantee of Public Senior Debt of a Foreign Subsidiary by a Foreign Subsidiary, promptly cause to become a guarantor of the Obligations by execution of a guaranty in form and substance reasonably satisfactory to the Administrative Agent (each, a “Subsidiary Guaranty”) any Subsidiary that is required to be a guarantor of any Public Senior Debt (a “Subsidiary Guarantor”). Upon the execution and delivery by a Subsidiary Guarantor of a Subsidiary Guaranty, such Subsidiary Guarantor shall be deemed to be a Loan Party hereunder, and each reference in this Agreement to a “Loan Party” shall also mean and be a reference to such Subsidiary Guarantor, for so long as such Subsidiary Guaranty is in effect.

(ii) In the case of each Subsidiary Guarantor that enters into a Subsidiary Guaranty in accordance with clause (j)(i) above, the Borrower shall ensure that (x) before the execution of any Subsidiary Guaranty, the Administrative Agent receives the items referred to in Section 3.01(c)(i) through (iii) in respect of such Subsidiary Guarantor and its Subsidiary Guaranty, and a certificate of a Responsible Officer of the Borrower with respect to the representations and warranties in Section 4.01; and (y) all laws in connection with the execution, validity and enforceability of a Subsidiary Guaranty have been complied with.

Section 5.02 Negative Covenants. So long as any Term Loan shall remain unpaid or any Lender shall have any Commitment hereunder, no Loan Party will:

(a) Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, other than:

(i) Liens existing on the date hereof (“Existing Liens”), and Liens replacing, extending or renewing any such Existing Liens upon or in the same property theretofore subject to such Existing Lien or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured by such Existing Lien;

(ii) Permitted Liens;

(iii) Liens securing Debt and other Obligations that are not otherwise permitted to be secured pursuant to this Section 5.02(a) and Attributable Debt; provided, that the value of the aggregate assets of the Reporting Group encumbered by all such Liens shall not exceed 10% of the Consolidated Tangible Assets of the Reporting Group;

(iv) Liens on the assets of Content Special Purpose Vehicles securing Debt incurred for the purpose of effecting Permitted Content Financings;

(v) Liens created in favor of (x) a producer or supplier of Content or (y) any other Person in connection with the financing of the production, distribution, acquisition, marketing, licensing, syndication, publication, transmission and/or other exploitation of Content, in each case above on or with respect to distribution revenues and/or distribution rights which arise from or are attributable to such Content;

(vi) Liens under construction, performance and similar bonding arrangements entered into in the ordinary course of business;

(vii) Liens on property purchased after the date of this Agreement; provided, that (A) any such Lien (x) is created solely for the purpose of securing Debt incurred to finance the cost (including the cost of construction) of the item of property subject thereto and such Lien is created prior to, at the time of, or within 270 days after the later of, the acquisition, the completion of construction or the commencement of the full operation of such property, or for the purpose of securing Debt incurred to refinance any Debt previously so secured or (y) existed on such property at the time of its acquisition (other than Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property), (B) the principal amount of Debt secured by any Lien described in clause (A)(x) above does not exceed 100% of such cost and (C) such Lien does not extend to or cover any other property other than such item or property and any improvements on such item;

(viii) in the case of a Person becoming a member of the Reporting Group after the date of this Agreement, any Lien with respect to the assets of such Person at the time it became a member of the Reporting Group; provided, that such Lien is not created in contemplation of, or in connection with, such Person becoming a member of the Reporting Group;

(ix) Liens on accounts receivable in connection with any financing that would not cause the Reporting Group to be in violation of Section 5.03

(x) Liens created by Loan Parties in favor of other Loan Parties or Liens created by members of the Reporting Group that are not Loan Parties in favor of other members of the Reporting Group;

(xi) Liens arising in connection with repurchase agreements, reverse purchase agreements and other similar agreements for the purchase, sale or loan of securities, in each case in the ordinary course of business; provided, that no such Lien shall extend to or cover any property or assets other than the securities subject thereto;

(xii) Liens attaching to deposits in connection with any letter of intent, purchase agreement or similar agreement in connection with acquisitions;

(xiii) any interest or title of a lessor or lessee under any lease (other than finance leases) entered in the ordinary course of business and covering only the asset so leased, to the extent that the same would constitute a Lien;

(xiv) any extensions, renewals or replacements of any of the Liens referred to in the foregoing clauses (iv), (vii) and (viii); provided, that such extensions, renewals or replacements are limited to all or part of the property securing the original Lien or any replacement of such property; and

(xv) Liens arising from attachments or judgments, orders or decrees for the payment of money not constituting an Event of Default.

(b) Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Subsidiaries to do so, or, with respect to the Borrower, enter into a statutory division pursuant to Section 18-217 of the Delaware Limited Liability Company Act (such division, a “Division”), except that (i) the Borrower may merge or consolidate with or into any other Person or enter into a Division so long as (A) with respect to a merger or consolidation, the Borrower shall be the surviving entity or (B) with respect to a merger, consolidation or Division, the entity into which the Borrower is merged or consolidated (or, in the case of a Division, the Person that, upon the consummation of such Division, holds all or any material portion of the assets, liabilities and/or obligations previously held by the Borrower immediately prior to the consummation of such Division) immediately after such merger, consolidation or Division shall (x) directly or indirectly own substantially all of the assets of the Borrower immediately preceding such merger, consolidation or Division (in addition to any other assets acquired directly or indirectly in such merger, consolidation or Division) and (y) duly assume all of the Borrower’s obligations hereunder in form and substance reasonably satisfactory to the Administrative Agent and (ii) any Subsidiary may be merged or consolidated with or into any other Subsidiary or with the Borrower or any other Person in connection with the consummation of an acquisition, disposition or other transaction not otherwise prohibited under this Agreement (including any such transaction not constituting a Change of Control); provided, however, that, in each case, no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

(c) [Reserved].

(d) Change in Nature of Business. Change, or permit any of its Subsidiaries to change in any material respect the nature of the business of the Reporting Group taken as a whole as carried on at the date hereof (except for engaging in any business that is incidental or related thereto, or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or extension thereof or ancillary thereto).

(e) Subsidiary Debt. Permit any of its Subsidiaries (other than any Loan Party) to create or suffer to exist, any Debt other than:

(i) Debt existing on the Effective Date and disclosed to the Lenders prior to the date hereof (the “Existing Debt”), and any Debt extending the maturity of, or refunding, renewing or refinancing, in whole or in part, the Existing Debt; provided, that the principal amount of such Existing Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding, renewal or refinancing (other than by an amount equal to the premium thereon, plus other reasonable amounts paid, and fees and expenses incurred in connection with such extension, refunding, renewal or refinancing), and the direct and contingent obligors therefor shall not be increased, as a result of or in connection with such extension, refunding, renewal or refinancing;

(ii) Debt of any Person that becomes a Subsidiary after the date hereof, and extensions, refundings, renewals and refinancings of any such Debt that do not increase the outstanding principal amount thereof (other than by an amount equal to the premium thereon, plus other reasonable amounts paid, fees and expenses incurred in connection with such extension, refunding, renewal or refinancing); provided, that such Debt exists at the time such Person becomes a Subsidiary of such Loan Party and is not created in contemplation of or in connection with such Person becoming a Subsidiary of such Loan Party;

(iii) Debt secured by Liens of the type described in and to the extent permitted by Section 5.02(a)(iv) through (ix);

(iv) Debt in an aggregate outstanding principal amount at any time not exceeding $750.0 million;

(v) other Debt (whether secured or unsecured) to the extent the aggregate principal amount of such Debt together with Debt secured by Liens permitted under Section 5.02(a)(iii) does not exceed an amount equal to the greater of (x) $1.5 billion and (y) 10% of Consolidated Tangible Assets of the Reporting Group;

(vi) Debt of any Subsidiary to the Borrower or any Subsidiary thereof; and

(vii) endorsements of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

Notwithstanding anything to the contrary set forth above, if any Debt is denominated in a foreign currency, no fluctuation in currency values shall result in a breach of this Section 5.02(e).

(f) Use of Proceeds. Request any Borrowing, or use, or permit any of its Subsidiaries or its or their respective directors, officers, employees and agents to use, the proceeds of any Borrowing (i) in violation of any Anti-Corruption Laws applicable to the Borrower and its Subsidiaries, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States, or (iii) in any manner that would result in the violation of any Sanctions applicable to the Borrower and its Subsidiaries.

Section 5.03 Financial Covenant. At any time following the Closing Date, so long as any Term Loan shall remain unpaid, the Borrower will maintain a ratio (the “Operating Income Leverage Ratio”) determined on the last day of each fiscal quarter of the Borrower for the Rolling Period then ended of (i) the aggregate principal amount, without duplication, of (A) Consolidated Debt of the Borrower described in clauses (a), (c) and (e) of the definition of Debt, plus (B) Excess Guaranty Debt, plus (C) preference shares that constitute debt under GAAP, minus (D) the aggregate amount of cash and cash equivalents on the Consolidated balance sheet of the Borrower on such date to the extent in excess of $500 million, excluding cash and cash equivalents which are or should be listed as “restricted” on the Consolidated balance sheet of the Borrower on such date to (ii) Adjusted Operating Income of the Borrower for such Rolling Period of not more than 4.5 to 1.0; provided, that, at the election of the Borrower (by providing written notice to the Administrative Agent making such an election), such maximum Operating Income Leverage Ratio shall be increased to 5.0 to 1.0 for any period during which any Material Acquisition is consummated and applying for the fiscal quarter during which such Material Acquisition is consummated as well as the immediately following three fiscal quarters thereafter; provided, further, that (x) there shall be not more than two such elections made during the term of this Agreement, and (y) there shall be at least one full fiscal quarter during which the Operating Income Leverage Ratio shall not be more than 4.5 to 1.0 between any such elections.

For purposes of calculating the aggregate principal amount of Consolidated Debt of the Borrower on any such date, (A) there shall be excluded from such calculation (i) any amount in respect of Permitted Content Financings and Negative Pickup Arrangements and finance lease obligations incurred in connection with the leasing of satellite transponders and (ii) any obligations under any undrawn letters of credit and any reimbursed letters of credit in each case in support of obligations of Disney and/or any of its Subsidiaries, other than with respect to Debt for borrowed money and (B) the currency exchange rate used for such calculation shall be the rate used in the annual or quarterly statement of financial position for such date; provided, however, that, if the Borrower determines that an average exchange rate is a more accurate reflection of the value of such currency over such Rolling Period, the currency exchange rate used may be, at the option of the Borrower, the currency exchange rate used for the income statements of the Borrower for such fiscal quarter.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01 Events of Default. If any of the following events (each an “Event of Default”) shall occur and be continuing:

(a) any Loan Party shall fail to pay (i) any principal of any Term Loan when the same becomes due and payable or (ii) any amount of interest on any Term Loan or any other payment under this Agreement within five days after the same becomes due and payable; or

(b) any representation or warranty made by any Loan Party (or any of its officers) under or in connection with this Agreement shall prove to have been incorrect in any material respect when made; or

(c) any member of the Reporting Group shall fail to perform or observe any term, covenant or agreement contained in Sections 5.01(d), (h) or (i)(i), Section 5.02 or Section 5.03; or

(d) any member of the Reporting Group shall fail to perform any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for thirty days after the date on which written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(e) any member or members of the Reporting Group shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt that is outstanding in a Dollar Equivalent principal amount equal to or greater than $350.0 million (but excluding Debt outstanding under this Agreement) of such member or members, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or

(f) any Loan Party (i) shall not pay its debts generally as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or (ii) any proceeding shall be instituted by or against any Loan Party seeking (otherwise than for the purpose of a solvent amalgamation or reconstruction) to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, receiver and manager, trustee, administrator, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, receiver and manager, trustee, administrator, custodian or other similar official for, it or any substantial part of its property) shall occur; or (iii) any Loan Party shall take any corporate action to authorize or any shareholder resolution shall be taken to effect any of the actions set forth above in this subsection (f); or (iv) any event analogous to or having a substantially similar effect to any of the events specified in this subsection (f), other than any solvent reorganization, shall occur under the laws of any applicable jurisdiction with respect to any Loan Party; or

(g) any judgments or orders shall be rendered against any member or members of the Reporting Group for the payment of money in a Dollar Equivalent amount in excess of $350.0 million in the aggregate and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 60 consecutive days during which a stay of enforcement of any such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not give rise to an Event of Default under this Section 6.01(g) if and so long as (A) the amount of such judgment or order which remains unsatisfied is covered by a valid and binding policy of insurance between the respective Loan Party and a financially sound and reputable insurer covering full payment of such unsatisfied amount and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment or order; or

(h) this Agreement shall for any reason cease to be valid and binding on or enforceable against any Loan Party in any material respect, or any such Loan Party shall so state in writing; or

(i) a Change of Control shall occur; or

(j) any Loan Party or any of its ERISA Affiliates shall incur, or shall be reasonably likely to incur, liability that would be reasonably likely to have a Material Adverse Effect as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of any Loan Party or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the receipt by the Borrower or any ERISA Affiliate of a determination that a Multiemployer Plan is insolvent (within the meaning of Section 4245 of ERISA) or terminated (within the meaning of Section 4041A of ERISA);

then, and in any such event, but subject to Section 3.03, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Term Loans to be terminated, whereupon the same shall forthwith terminate and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Term Loans, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Term Loans, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Law, (A) the obligation of each Lender to make Term Loans shall automatically be terminated and (B) the Term Loans, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VII

RESERVED

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.01), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its branches or Affiliates in any capacity. Neither the Administrative Agent nor its officers, partners, directors, employees or agents shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.01) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable laws, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any debtor relief law.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

The Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. With effect from the date of the Administrative Agent’s resignation (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Term Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a lender or assign or otherwise transfer its rights, interests and obligations hereunder. Each Lender also acknowledges and agrees that it will not assert any claim under federal or state securities law or otherwise in contravention of this paragraph.

The parties hereto acknowledges that Morgan Stanley Senior Funding, Inc., together with its respective affiliated companies (collectively, the “MS Group”), is a member of a global financial services firm engaged in the securities, investment management, credit services businesses and individual wealth management businesses involving, without limitation, the provision of securities underwriting, hedging, trading, brokerage activities, foreign exchange, commodities and derivatives trading, as well as providing investment banking, financing and financial advisory services. As a result, members of the MS Group and their respective Related Parties may also at any time (i) invest on a principal basis or manage funds that invest on a principal basis, in the loans or debt or equity securities of the Borrower, the other Loan Parties or any other company that may be involved in any of the transactions contemplated herein, or in any currency, commodity or instrument that may be involved in any of the transactions contemplated herein, or in any related derivative instrument, (ii) carry out ordinary course investment and wealth management or brokerage activities for any the Borrower, the other Loan Parties or any other company (or their respective Related Parties) that may be involved in any of the transactions contemplated herein, and (iii) perform various investment banking, commercial banking and financial advisory services for other clients and customers who may have conflicting interests with respect to the Borrower, the other Loan Parties and their respective Related Parties. The parties hereto therefore acknowledge that (i) in the course of such activities and relationships, one or more members of the MS Group, other than the Administrative Agent performing its duties and responsibilities expressly set forth in this Agreement, may acquire information about the Borrower, the other Loan Parties, their respective Related Parties or other entities and persons which may be the subject of any transaction contemplated hereunder, and (ii) any such member of the MS Group are doing do in their respective capacities (including, without limitation, as investment manager, hedge counterparty, financial advisor, Lender or Arranger), which are separate from and independent of the function and duties of the Administrative Agent. The Lenders party hereto further acknowledge that no other member of the MS Group (or the Administrative Agent to the extent it receives any such information from another member of the MS Group) shall have any obligation to disclose (or any liability for failing to disclose) such information, or the fact that any of them are in possession of such information, to any Lender or to use such information on behalf of any of them.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed (a) by all Lenders, waive any of the conditions specified in Section 3.01; and (b) by each Lender directly affected thereby do any of the following: (i) increase or extend the Maturity Date for the Commitments of such Lender, (ii) reduce the principal of, or rate of interest on, the Term Loans or any fees or other amounts payable hereunder (it being understood that only the consent of the Required Lenders shall be necessary to amend the definition of Default Interest or to waive any obligation of the Borrower to pay Default Interest or interests or fees as set forth in Section 2.07(b)), (iii) postpone any date fixed for any payment of principal of, or interest on, the Term Loans or any fees or other amounts payable hereunder or (iv) amend or modify the provisions of this Section 9.01 or the definition of the term “Required Lenders,” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any Note. Notwithstanding the foregoing, the Administrative Agent and the Borrower (i) may amend any Loan Document to correct any errors, mistakes, omissions, defects or inconsistencies, or to effect administrative changes that are not adverse to any Lender, and such amendment shall become effective without any further consent of any other party to such Loan Document other than the Administrative Agent and the Borrower and (ii) may amend this Agreement in accordance with Section 2.18.

Section 9.02 Notices, Etc. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i) if to the Borrower, to Fox Corporation at [*], Attention: [*], Email: [*];

(ii) if to the Administrative Agent, to Morgan Stanley Senior Funding, Inc. at [*], Attention: [*], Email: [*], Telephone: [*];

(iii) [reserved];

(iv) if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided, that, the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that, approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided, that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d) Platform.

(i) Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii) The Platform is provided “as is” and “as available.” The Administrative Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Administrative Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Administrative Agent Parties”) have any liability to the Borrower or any other Loan Party, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to this Section 9.02, including through the Platform.

Section 9.03 No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 9.04 Costs and Expenses. (a) The Borrower agrees to pay within 30 days after its receipt of a written request therefor, which request shall provide in reasonable detail the basis for the claim therefor, all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses and (B) the reasonable and documented out-of-pocket fees and expenses of one primary counsel for the Administrative Agent and the Arrangers with respect thereto and with respect to advising the Administrative Agent and the Arrangers as to their rights and responsibilities under this Agreement. The Borrower further agrees to pay within 30 days after its receipt of a written request therefor, which request shall provide in reasonable detail the basis for the claim therefor, all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and the Lenders, if any (including, without limitation, reasonable and documented out-of-pocket fees and expenses of one primary counsel), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable and documented out-of-pocket fees and expenses of one primary counsel for the Administrative Agent and the Lenders in connection with the enforcement of rights under this Section 9.04(a), and, if reasonably necessary, one regulatory counsel and one local counsel in each relevant jurisdiction for the Administrative Agent and the Lenders taken as a whole, and, solely in the case of a conflict of interest, as reasonably determined by the Administrative Agent or applicable Lenders (based upon the advice of counsel to the Administrative Agent or such Lenders), as the case may be, one additional counsel for the affected parties taken as a whole.

(b) The Borrower agrees to indemnify and hold harmless the Administrative Agent, the Arrangers and each Lender and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable and documented out-of-pocket fees and expenses of one primary counsel and, if reasonably necessary, one regulatory counsel and one local counsel in each relevant jurisdiction for the Indemnified Parties taken as a whole, and, solely in the case of a conflict of interest, as reasonably determined by the affected Indemnified Party (based upon the advice of counsel to such Indemnified Party), one additional counsel for the affected parties taken as a whole) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith and including any of the foregoing relating to the actual or alleged presence of Hazardous Materials on any property of the Borrower or any of its

Subsidiaries) this Agreement, the other Loan Documents, the Acquisition Transaction or any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Term Loans, except to the extent that such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (x) the bad faith, gross negligence or willful misconduct of such Indemnified Party or any of its controlling or controlled Affiliates, directors, officers or employees, (y) a material breach by such Indemnified Party or any of its controlling or controlled Affiliates, directors, officers or employees of its obligations under the Loan Documents or (z) a claim, litigation, investigation or proceeding by one Indemnified Party against another Indemnified Party and not resulting from an act or omission of the Borrower, any other Loan Party or any of their Affiliates (other than any such claim, litigation, investigation or proceeding brought against the Administrative Agent solely in its capacity as such or in fulfillment of its role as such). Promptly after receipt by an Indemnified Party of notice of the commencement of any action or proceeding involving a claim referred to in this subsection (b) above, such Indemnified Party shall, if a claim in respect thereof is to be made against the Borrower under this subsection (b), promptly give notice to the Borrower of the commencement of such action or proceeding; provided, however, that the failure of such Indemnified Party to give notice provided in this subsection (b) shall not (i) relieve the Borrower of its Obligations under this subsection (b), unless and to the extent that such failure results in the forfeiture of rights or defenses and the Borrower incurs an increased Obligation to such Indemnified Party under this subsection (b) on account of such failure, and (ii) in any event relieve the Borrower from any liability with respect to such Indemnified Party which the Borrower may have otherwise on account of this Agreement. The Borrower shall not be liable for any settlement of any action or claim effected without the Borrower’s consent (which consent shall not be unreasonably withheld), and the Borrower shall not settle or compromise any action or claim affecting any Indemnified Party without such Indemnified Party’s prior written consent (which shall not be unreasonably withheld) if the settlement or compromise involves any performance by, or adverse admission of, such Indemnified Party. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Administrative Agent, any Arranger, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to this Agreement, the other Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Term Loans. This Section 9.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c) Upon any payment of any indemnified amount by the Borrower to any Indemnified Party, the Borrower shall be subrogated to all rights of such Indemnified Party to seek reimbursement from any other Person in connection with such indemnified amount.

(d) If any payment of principal of, or Conversion of, any Term SOFR Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Term Loan, as a result of a payment or Conversion pursuant to Section 2.08(f),

2.10 or 2.12, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Term Loan upon an assignment of rights and obligations under this Agreement pursuant to Section 9.07 as a result of a demand by the Borrower pursuant to Section 2.21, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses (excluding loss of anticipated profits), costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Term Loan.

(e) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.11, 2.14 and 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

Section 9.05 Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement and the Note held by such Lender, and to make any such currency exchange as may be necessary to effect such application, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application; provided, that, the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section 9.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.

Section 9.06 Binding Effect. Subject to Section 3.01, this Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns, except that no Loan Party shall have the right to assign its rights or Obligations hereunder or any interest herein without the prior written consent of all of the Lenders (and any other attempted assignment or transfer by any Loan Party shall be null and void).

Section 9.07 Assignments and Participations. (a) Successors and Assigns Generally. No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 9.07(b), (ii) by way of participation in accordance with the provisions of Section 9.07(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 9.07(f) (and any other attempted assignment or transfer by any Lender shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section 9.07 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may, and shall as provided in Section 2.21, at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment or the Term Loans at the time owing to it); provided, that, any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Term Loans at the time owing to it or in the case of an assignment to a Lender, no minimum amount need be assigned; and

(B) in any case not described in Section 9.07(b)(i)(A), the aggregate amount of the applicable Commitment or the principal outstanding balance of the Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5.0 million (or, if less, the total amount of its Commitments or Term Loans), unless each of (1) the Administrative Agent and (2) the Borrower otherwise consents.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loans or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by Section 9.07(b)(i)(B) and, in addition:

(A) for any assignment (i) prior to the Closing Date and the funding of the Term Loans, the consent of the Borrower shall be required (in its sole discretion), unless such assignment (i) is to a Lender or (ii) is an assignment of Commitments between Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC, and (ii) on or after the Closing Date and the funding of the Term Loans, the consent of the Borrower (not to be unreasonably withheld or delayed) shall be required, unless (x) an Event of Default under Section 6.01(a) or (f) has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender or an Affiliate of a Lender; provided, that the Borrower shall be deemed to have consented to any such assignment on or after the Closing Date and the funding of Term Loans unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender or an Affiliate of such Lender with respect to such Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Disqualified Institution, any Defaulting Lender or any of their Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Term Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Term Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 9.07, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11 and 9.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 9.07.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent sell participations to any Person (other than a natural Person, a Disqualified Institution or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Term Loans owing to it); provided, that, (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.16 with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver of any provision of this Agreement or any Note, or any consent to any departure by any Loan Party therefrom, to the extent that such amendment, waiver or consent otherwise requires such Lender’s affirmative consent pursuant to the provisions of Section 9.01 and then only to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11, 9.04(d) and 2.14 (subject to the requirements and limitations therein, including the requirements under Section 2.14 (it being understood that the documentation required under Section 2.14 shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.07; provided, that such Participant (A) agrees to be subject to the provisions of Sections 2.11, 2.14 and 2.21 as if it were an assignee under paragraph (b) of this Section 9.07; and (B) shall not be entitled to receive any greater payment under Sections 2.11 or 2.14, with respect to any participation, than its participating Lender would have been entitled to receive. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.21 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.05 as though it were a Lender; provided, that such Participant agrees to be subject to Section 2.15 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that, no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations, or is necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA or other applicable law. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Loan Parties furnished to such Lender by or on behalf of the Loan Parties; provided, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree for the benefit of the Loan Parties to preserve the confidentiality of any Borrower Information relating to the Loan Parties received by it from such Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.08 Confidentiality. Neither the Administrative Agent nor any Lender may disclose to any Person any confidential, proprietary or non-public information of the Loan Parties furnished to the Administrative Agent or the Lenders by any Loan Party (such information being referred to collectively herein as the “Borrower Information”), except that each of the Administrative Agent and each of the Lenders may disclose Borrower Information (a) to its and its affiliates’ employees, officers, directors, partners, counsel, auditors, representatives, agents and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Borrower Information and instructed to keep such Borrower Information confidential on terms at least as restrictive as provided herein); (b) to the extent requested by any regulatory authority or self-regulatory body; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions at least as restrictive as those of this Section 9.08, to any assignee or participant or prospective assignee or participant or to any credit insurance provider, direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to the obligations under this Agreement; provided, no disclosure shall be permitted to be made to a Disqualified Institution; (g) to the extent such Borrower Information (i) is or becomes generally available to the public on a non-confidential basis other than as a result of a breach of this Section 9.08 by the Administrative Agent or such Lender, or (ii) is or becomes available to the Administrative Agent or such Lender on a non-confidential basis from a source other than the Loan Parties; provided, that, such source is not known to the Administrative Agent or Lender, as applicable, to be subject to any confidentiality obligation to any Loan Party; (h) any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any information relating to Loan Parties and their Subsidiaries received by it from the Administrative Agent or any such Lender); (i) to the CUSIP Service Bureau or any similar organization; (j) to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent or Lender in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments and the Term Loans; and (k) with the consent of any Loan Party; provided, that, prior to any disclosure pursuant to clause (b) or (c) above, the disclosing party agrees that it will notify the non-disclosing party as soon as practical in the event of any such request for a disclosure (other than at the request of a banking regulatory authority), unless such notification shall be prohibited by applicable law or legal process. The Administrative Agent and the Lenders agree that monetary damages would not be a sufficient remedy for breach of this Section 9.08, and that in addition to all other remedies available at law or in equity, the Loan Parties shall be entitled to seek equitable relief, including injunction and specific performance, without proof of actual damages.

For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Borrower Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information, (c) it will handle such material non-public information in accordance with applicable laws, including United States federal and state securities laws and (d) that some or all of the Borrower Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including any securities laws relating to insider dealing and market abuse, and accordingly, each of the Administrative Agent and the Lenders shall not use any information for any unlawful purpose

Section 9.09 Governing Law. This Agreement and the Notes and any claim, controversy, dispute or cause of action (whether in contract or in tort or otherwise) shall be governed by, and construed in accordance with, the laws of the State of New York; provided that the interpretation of (i) the definition of a “Company Material Adverse Effect” (as defined in the Section 3.02(f)) and whether a “Company Material Adverse Effect” has occurred, (ii) the accuracy of the Acquisition Agreement Representations and whether as a result of a breach thereof, the Borrower (or a Subsidiary thereof) has the right (after taking into account any applicable cure periods) to terminate its obligations to consummate the Acquisition in accordance with the terms of the Acquisition Agreement and (iii) whether the transactions have been consummated in accordance with the terms of the Acquisition Agreement, in each case, shall be interpreted, construed and governed by and in accordance with the law of the State of Delaware without regard to the conflict of law principles thereof; provided, further, that, with respect to any suit, action or proceeding arising out of or relating to the acquisition Agreement or the transactions contemplated thereby and which do not involve any claims by or against the Arrangers, the Administrative Agent or the Lenders or to which the Arrangers, the Administrative Agent or the Lenders are not otherwise a party, this Section 9.09 shall not override any jurisdiction provisions set forth in the Acquisition Agreement.

Section 9.10 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent.

Section 9.11 Jurisdiction, Etc. (a) Each of the parties hereto irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each Loan Party hereby agrees that service of process in any such action or proceeding brought in any such New

York State court or in such federal court may be made upon the Borrower at its address set forth in Section 9.02 and each other Loan Party hereby irrevocably appoints the Borrower as its authorized agent to accept such service of process, and agrees that the failure of the Borrower to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. Each Loan Party hereby further irrevocably consents, subject to applicable law, to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to the Borrower at its address specified pursuant to Section 9.02. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 9.12 [Reserved].

Section 9.13 [Reserved].

Section 9.14 Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each borrower, guarantor or grantor (the “Credit Parties”), which information includes the name and address of each Credit Party and other information that will allow such Lender to identify such Credit Party in accordance with the Act.

Section 9.15 Release of Subsidiary Guarantors. So long as no Event of Default has occurred and is continuing, a Subsidiary Guarantor shall be released from its Obligations under its Subsidiary Guaranty and such Subsidiary Guaranty shall be terminated automatically, without any further action on the part of the Lenders, immediately prior to the release of such Subsidiary Guarantor as a guarantor of all Public Senior Debt of which such Subsidiary Guarantor is, or required to be, a guarantor; provided, that, if at any time and for any reason such Subsidiary Guarantor is deemed to be or otherwise becomes reinstated as a guarantor under any Public Senior Debt, such Subsidiary shall automatically be reinstated as a Subsidiary Guarantor under its Subsidiary Guaranty without any further action on the part of such Subsidiary Guarantor or the Lenders.

Section 9.16 Indemnification by Lenders. (a) Each Lender severally agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), from and against such Lender’s Pro Rata Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent under this Agreement (collectively, the “Indemnified Costs”); provided, that (i) no Lender shall be liable for any portion of the Indemnified Costs resulting from the Administrative Agent’s gross negligence or willful misconduct as determined in a final non appealable judgment by a court of competent jurisdiction and (ii) the Indemnified Costs were incurred by or asserted against the Administrative Agent in its capacity as such. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its Pro Rata Share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 9.16 applies whether any such investigation, litigation or proceeding is brought by the Administrative Agent, any Lender or a third party.

(b) [reserved].

(c) The failure of any Lender to reimburse the Administrative Agent promptly upon demand for its Pro Rata Share of any amount required to be paid by the Lenders to the Administrative Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Administrative Agent for its Pro Rata Share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Administrative Agent for such other Lender’s Pro Rata Share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 9.16 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

Section 9.17 No Fiduciary Duties. Each Loan Party agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, such Loan Party and its Affiliates, on the one hand, and the Administrative Agent, the Lenders and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders or their respective Affiliates and no such duty will be deemed to have arisen in connection with any such transactions or communications. The Administrative Agent, each Lender and their Affiliates may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their Affiliates. The parties hereto acknowledge that each of Morgan Stanley & Co. LLC (“MS&Co.”) and Goldman Sachs & Co. LLC (“GS&Co.”) is acting as a buy-side financial advisor to the Borrower in connection with the Acquisition. The parties hereto agree not to assert or allege any claim based on actual or potential conflict of interest arising or resulting from, on the one hand, the engagement of each of MS&Co. and GS&Co. in such capacities and the obligations of the Administrative Agent hereunder, on the other hand. Each party hereto (i) acknowledges the retention of each of MS&Co. and GS&Co. as a buy-side financial advisor to the Borrower in connection with the Acquisition and (ii) acknowledges that such retention does not create any fiduciary duties or fiduciary responsibilities to it on the part of the Administrative Agent, MS&Co., GS&Co., or their respective affiliates.

Section 9.18 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Term Loan, together with all fees, charges and other amounts which are treated as interest on such Term Loan under applicable requirements of law (collectively the “Charged Amounts”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable requirements of law, the rate of interest payable in respect of such Loan hereunder, together with all Charged Amounts payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charged Amounts that would have been payable in respect of such Term Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charged Amounts payable to such Lender in respect of other Term Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, have been received by such Lender.

Section 9.19 Waiver of Jury Trial. Each of the Borrower, the Administrative Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Notes or the actions of the Administrative Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

Section 9.20 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the Applicable Resolution Authority.

Section 9.21 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Loan Party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 21 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Term Loans,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Term Loans and this Agreement, (C) the entrance into, participation in, administration of and performance of the Term Loans and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (i) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (ii) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 9.22 Erroneous Payments.

(a) If the Administrative Agent (x) notifies a Lender or any Person (other than a Credit Party) who has received funds on behalf of a Lender (any such Lender or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 9.22 and held in trust for the benefit of the Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender or any Person (other than a Credit Party) who has received funds on behalf of a Lender (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.22(b).

(iii) For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 9.22(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 9.22(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d) (i) In the event that an Erroneous Payment (or portion thereof) that was not made with funds provided by a Credit Party is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Term Loans (but not its Commitments) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Term Loans (but not Commitments), the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an electronic platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any promissory notes evidencing such Term Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such promissory notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Term Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(ii) Subject to Section 9.07 (but excluding, in all events, any assignment consent or approval requirements (other than any consent of the Borrower required under Section 9.07)), the Administrative Agent may, in its discretion, sell any Term Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Term Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Term Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Term Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(e) The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, to the rights and interests of such Lender) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided, that the Obligations of the Borrower under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Term Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower; provided that this Section 9.21 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 9.22 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(h) Notwithstanding anything to the contrary herein or in any other Loan Document, no Credit Party nor any of their respective Affiliates shall have any obligations or liabilities directly or indirectly arising out of this Section 9.22 and this Section 9.22 shall solely be an agreement among the Administrative Agent and the Lenders (in each case other than the agreements referenced in Sections 9.22(d)(i), (e) and (g) above). It is understood and agreed that this clause (h) shall not limit any rights the Administrative Agent may have against any Credit Party under any provision of this Agreement or any other Loan Document other than this Section 9.22.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

FOX CORPORATION,
as the Borrower

By:	/s/ Steven Tomsic
Name: Steven Tomsic
Title: Chief Financial Officer

[Signature Page to Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC.,
as the Administrative Agent

By:	/s/ Jennifer DeFazio
Name: Jennifer DeFazio
Title: Authorized Signatory

[Signature Page to Credit Agreement]

MORGAN STANLEY BANK, N.A.,
as Initial Lender

By:	/s/ Gannon McMorrow
Name: Gannon McMorrow
Title: Authorized Signatory

[Signature Page to Credit Agreement]

CITIBANK, N.A.,
as Initial Lender

By:	/s/ Michael Vondriska
Name: Michael Vondriska
Title: Vice President

[Signature Page to Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH,
as Initial Lender

By:	/s/ Marko Lukin
Name: Marko Lukin
Title: Director

By:	/s/ Alison Lugo
Name: Alison Lugo
Title: Vice President

[Signature Page to Credit Agreement]

GOLDMAN SACHS BANK USA,
as Initial Lender

By:	/s/ Robert Ehudin
Name: Robert Ehudin
Title: Authorized Signatory

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
as Initial Lender

By:	/s/ Ryan Zimmerman
Name: Ryan Zimmerman
Title: Executive Director

[Signature Page to Credit Agreement]